Exhibit 2.1
EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

PUGET ENERGY, INC.,

PADUA HOLDINGS LLC,

PADUA INTERMEDIATE HOLDINGS INC.

and

PADUA MERGER SUB INC.

Dated as of October 25, 2007

INDEX OF PRINCIPAL TERMS
Term	Page

2007 WUTC Rate Case	43
Acceptable Confidentiality Agreement	55
Acquisition Agreement	56
Acquisition Proposal	55
Acquisition Transaction	55
Affected Employees	52
Agreement	1
Articles of Merger	2
Assets	40
BCA	1
BCH	33
Business Interruption Fee	71
Business Plan	41
Business Plan Assumptions	41
Cancelled Shares	4
Certificates	4
Closing	8
Closing Date	9
Code	8
Commitment Agreement	37
Company	1
Company Awards	7
Company Common Stock	2, 3
Company Disclosure Letter	9
Company Dissenting Common Stock	3
Company Executives	23
Company Financial Statements	15
Company Hedging Guidelines	32
Company Material Adverse Effect	10
Company Meeting	49
Company Net Position	32
Company Plans	21
Company Preferred Stock	11
Company Reports	14
Company Required Consents	13
Company Required Statutory Approvals	13
Company SEC Reports	15
Company Series R Preferred Stock	11
Company Shareholders' Approval	31
Company Subsidiary	10
Confidentiality Agreement	46
Contracts	13
Contrary Action	49
Control	76
Debt Financing	37
Debt Financing Commitment	37
Designated Credit Agreements	62
Easement	17
Easement Real Property	15
Effective Time	2
Environmental Claim	27
Environmental Laws	27
Environmental Permits	26
ERISA	21
ERISA Affiliate	21
Escrow Account	71
ESPP	6
Exchange Act	8
Excluded Party	55
Exon-Florio	47
FERC	33
Final Order	63
Financing	38
Financing Commitments	37
FPA	14
GAAP	15
Governmental Authority	13
Hazardous Materials	28
HEDC	34
Hedging Contract	30
HSR Act	46
Indemnified Liabilities	50
Indemnified Parties	49
Indemnified Party	49
Independent Director	58
Initial Termination Date	68
Intellectual Property	31
Investor Financing	38
Knowledge	35
Leased Real Property	15
Lender	37
Lien	11
Liens	11
Merger	1
Merger Consideration	3
Merger Sub	1
New Debt Financing Commitments	38
No-Shop Period Start Date	54
Options	6
Owned Real Property	15
Padua Intermediate	1
Parent	1
Parent Contact	62
Parent Majority Group	76
Parent Material Adverse Effect	35
Parent Required Statutory Approvals	36
Paying Agent	4
PBGC	22
Permitted Real Property Liens	15
Person	8
Proxy Statement	46
Puget Sound Energy	12
PUHCA	14
PUHCA 2005	33
Real Property	15
Real Property Lease	17
Release	28
Representatives	45
Rights Agreement	26
Risk Management Policies	44
SEC	9
Securities Act	14
Severance Policy	53
SOX	15
Stock Purchase Agreement	1
Subsidiary	9
Superior Proposal	57
Surviving Corporation	2
Takeover Statute	59
Tax	21
Tax Return	21
Title IV Company Plan	22
Trade Secrets	31
Transfer Taxes	61
Treasury Regulations	21
Violation	12
WARN Act	25
WUTC	10

THIS AGREEMENT AND PLAN OF MERGER, dated as of October 25, 2007 (this "Agreement"), is entered into by and among Puget Energy, Inc., a Washington corporation (the "Company"), Padua Holdings LLC, a Delaware limited liability company (the "Parent"), Padua Intermediate Holdings Inc., a Washington corporation and a wholly owned subsidiary of the Parent ("Padua Intermediate"), and Padua Merger Sub Inc., a Washington corporation and a wholly owned subsidiary of Padua Intermediate (the "Merger Sub").

WHEREAS, the Company and the Parent have determined that it would be in each of their best interests and in the best interests of their respective shareholders and members, as applicable, to effect the transactions contemplated by this Agreement;

WHEREAS, in furtherance thereof, the respective Boards of Directors or Board of Managers, as applicable, of the Company, the Parent and the Merger Sub have approved this Agreement and the merger of the Merger Sub with and into the Company whereby the Company will become a wholly owned indirect subsidiary of the Parent (the "Merger"); and

WHEREAS, the Company and certain members of the Parent, simultaneously with the execution of this Agreement, are entering into a Stock Purchase Agreement (the "Stock Purchase Agreement"), pursuant to which the Company will issue and sell, and such members of the Parent will purchase, subject to the terms and conditions set forth therein, certain shares of Company Common Stock (as hereinafter defined);

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

THE MERGER

Section 1.1  The Merger.  Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.3), the separate existence of the Merger Sub shall cease and the Merger Sub shall be merged with and into the Company in accordance with the laws of the State of Washington.  The Company shall be the Surviving Corporation (as defined below) in the Merger, shall continue its corporate existence under the laws of the State of Washington and, following the Effective Time, the Company shall become a wholly owned indirect subsidiary of the Parent and shall succeed to and assume all of the rights and obligations of the Merger Sub in accordance with the Washington Business Corporation Act, as amended (the "BCA").  The effects and consequences of the Merger shall be as set forth in Section 1.2.  The surviving corporation after the Merger is sometimes referred to herein as the "Surviving Corporation."

Section 1.2  Effects of the Merger.  At the Effective Time, (a) the articles of incorporation of the Company in effect immediately prior to the Effective Time shall at the Effective Time be amended in their entirety to be the same as the articles of incorporation of the Merger Sub, as in effect immediately prior to the Effective Time, except that the name of the corporation shall be "Puget Energy, Inc.," and as so amended in their entirety shall be set forth on Attachment A to the Articles of Merger (as defined below) and shall be the articles of incorporation of the Surviving Corporation until thereafter duly amended, (b) the by-laws of the Company shall, as of the Effective Time, be amended in their entirety to be the same as the by-laws of the Merger Sub in effect immediately prior to the Effective Time, except as to the name of the Surviving Corporation, which shall be "Puget Energy, Inc.," and as so amended in their entirety shall by the by-laws of the Surviving Corporation until thereafter duly amended, and (c) the Merger shall have all of the effects provided by the BCA.  As of the Effective Time, each of the directors of the Company shall resign and the directors of the Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and the by-laws of the Surviving Corporation.  The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified.

Section 1.3  Effective Time of the Merger.  Subject to the provisions of this Agreement, on the Closing Date (as defined in Section 3.1), articles of merger in substantially the form attached hereto as Exhibit A (the "Articles of Merger") shall be executed and filed by the Company and the Merger Sub with the Secretary of State of the State of Washington pursuant to the BCA.  The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of the State of Washington or upon the effective date specified in Articles of Merger so filed, whichever is later (the "Effective Time").

ARTICLE II

TREATMENT OF SHARES

Section 2.1  Effect on Capital Stock of the Company and the Merger Sub.  As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of any of the capital stock of the Company or the Merger Sub:

(a)  Conversion of Capital Stock of the Company.  Each share of common stock, par value $0.01 per share, of the Company (the "Company Common Stock") issued and outstanding as of the Effective Time (other than shares of Company Dissenting Common Stock (as defined in Section 2.2) and other than shares of Company Common Stock to be treated in accordance with Section 2.1(b)), shall be cancelled and shall be converted into the right to receive cash in the amount of $30.00 per share (the "Merger Consideration"), payable, without interest, to the holder of such share of Company Common Stock, upon surrender, in accordance with Section 2.3 hereof, of the certificate formerly evidencing such share.

(b)  Treatment of Certain Shares of Company Common Stock.  Each share of Company Common Stock that is owned by the Parent or by any wholly owned Subsidiary (as defined in Section 4.1) of the Company or the Parent, in each case immediately prior to the Effective Time, shall remain outstanding and shall become that number of shares of common stock of the Surviving Corporation that bears the same ratio to the aggregate number of outstanding shares of the Surviving Corporation as the number of shares of Company Common Stock held by such entity bore to the aggregate number of outstanding shares of Company Common Stock immediately prior to the Effective Time.

(c)  Capital Stock of the Merger Sub.  Each share of common stock, par value $0.01 per share, of the Merger Sub issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding after the Merger as a share of the Surviving Corporation, which shall thereafter (together with the shares of common stock of the Surviving Corporation issued in accordance with Section 2.1(b)) constitute all of the issued and outstanding shares of common stock of the Surviving Corporation.  No capital stock of the Merger Sub will be issued or used in the Merger.

Section 2.2  Company Dissenting Common Stock.

(a)  Notwithstanding anything in this Agreement to the contrary other than Section 2.2(b), any shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and held by a shareholder who is entitled to dissent from the Merger under Chapter 23B.13 of the BCA and who has exercised, when and in the manner required by Chapter 23B.13 of the BCA to the extent so required prior to the Effective Time, such right to dissent and to obtain payment of the fair value of such shares under Chapter 23B.13 of the BCA in connection with the Merger ("Company Dissenting Common Stock") shall not be converted into the right to receive the Merger Consideration unless and until such shareholder shall have effectively withdrawn or lost (through failure to perfect or otherwise) such shareholder's right to obtain payment of the fair value of such shareholder's Company Dissenting Common Stock under Chapter 23B.13 of the BCA, but shall instead be entitled only to such rights with respect to such Company Dissenting Common Stock as may be granted to such shareholder under Chapter 23B.13 of the BCA.  From and after the Effective Time, Company Dissenting Common Stock shall not be entitled to vote for any purpose or be entitled to the payment of dividends or other distributions (except dividends or other distributions payable to shareholders of record prior to the Effective Time).  The Company shall give the Parent and the Merger Sub (i) prompt written notice of the exercise of the right of dissent of any shares of Company Common Stock, attempted withdrawals of such exercise and any other instruments served pursuant to the BCA and received by the Company relating to rights to be paid the fair value of Company Dissenting Common Stock under Chapter 23B.13 of the BCA and (ii) the opportunity to participate in negotiations and proceedings with respect to the exercise of the right of dissent under Chapter 23B.13 of the BCA.  The Company shall not, except with the prior written consent of the Parent, voluntarily make or agree to make any material payment with respect to, or offer to settle or settle any claims relating to, the exercise of the right of dissent under Chapter 23B.13 of the BCA.

(b)  If any shareholder who holds Company Dissenting Common Stock effectively withdraws or loses (through failure to perfect or otherwise) such shareholder's right to obtain payment of the fair value of such shareholder's Company Dissenting Common Stock under Chapter 23B.13 of the BCA, then, as of the later of the Effective Time and the occurrence of such effective withdrawal or loss, such shareholder's shares of Company Common Stock shall no longer be Company Dissenting Common Stock and, if the occurrence of such effective withdrawal or loss is later than the Effective Time, shall be treated as if they had as of the Effective Time been converted into the right to receive the Merger Consideration, without interest, as set forth in subsection (a) of Section 2.1.

Section 2.3  Surrender of Shares.

(a)  Deposit with Paying Agent.  Prior to the Effective Time, the Company and the Parent shall mutually designate a bank or trust company to act as agent (the "Paying Agent") for the holders of shares of Company Common Stock in connection with the Merger to receive the funds to which holders of shares of Company Common Stock shall become entitled pursuant to Section 2.1(a).  Such funds shall be deposited with the Paying Agent by the Parent immediately prior to or after the Effective Time and shall be invested by the Paying Agent as directed by the Parent; provided that, no investment of such deposited funds shall relieve the Parent, the Surviving Corporation or the Paying Agent from promptly making the payments  required by this Article II, and following any losses from any such investment, the Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of shares of Company Common Stock at the Effective Time in the amount of such losses, which additional funds will be held and disbursed in the same manner as funds initially deposited with the Paying Agent for payment of the Merger Consideration to holders of shares of Company Common Stock.

(b)  Exchange Procedures.  As soon as practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates (the "Certificates") which as of the Effective Time represented outstanding shares of Company Common Stock (the "Cancelled Shares") that were cancelled or converted and became instead the right to receive the Merger Consideration pursuant to Section 2.1: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates (or affidavits of loss in lieu thereof) to the Paying Agent and such other provisions upon which the Parent and the Company may agree) and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) in exchange for the Merger Consideration.  Upon surrender of a Certificate (or an affidavit of loss in lieu thereof) to the Paying Agent for cancellation (or to such other agent or agents as may be appointed by mutual agreement of the Parent and the Company), together with a duly executed letter of transmittal and such other documents as the Paying Agent may require, the holder of such Certificate shall be entitled to receive the Merger Consideration (after giving effect to any required tax withholdings as provided in Section 2.5) in exchange for each share of Company Common Stock formerly evidenced by such Certificate, which such holder has the right to receive pursuant to the provisions of this Article II.  In the event of a transfer of ownership of Cancelled Shares which is not registered in the transfer records of the Company, the Merger Consideration may be given to a transferee if the Certificate (or affidavit of loss in lieu thereof) representing such Cancelled Shares is presented to the Paying Agent accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to the Paying Agent that any applicable Transfer Taxes have been paid.  Until surrendered as contemplated by this Section 2.3, each Certificate (or affidavit of loss in lieu thereof) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Section 2.3.  No interest shall be paid or will accrue on the Merger Consideration payable to holders of Certificates pursuant to the provisions of this Article II.

(c)  Closing of Transfer Books; Rights of Holders of Company Common Stock.  From and after the Effective Time, the stock transfer books of the Company shall be closed and no registration of any transfer of any capital stock of the Company shall thereafter be made on the records of the Company.  If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration, as provided in this Section 2.3.  From and after the Effective Time, the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided herein or by applicable law.

(d)  Termination of Paying Agent.  At any time commencing one year after the Effective Time, the Parent shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of shares of Company Common Stock (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them.  Notwithstanding the foregoing, neither the Parent, the Surviving Corporation nor the Paying Agent shall be liable to any holder of a share of Company Common Stock for any Merger Consideration delivered in respect of such share to a public official pursuant to any abandoned property, escheat or other similar law.

(e)  Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder of shares of Company Common Stock claiming such Certificate to be lost, stolen or destroyed and, if required by the Parent, the posting by such holder of a bond in customary amount and upon such terms as may be required by the Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will pay the Merger Consideration (after giving effect to any required tax withholdings as provided in Section 2.5) to such holder in exchange for such lost, stolen or destroyed Certificate.

Section 2.4  Treatment of Company Stock Awards.

(a)  Options.  Prior to the Effective Time, the Company shall take all actions necessary to provide, effective as of the Effective Time, for the cancellation, on the terms and conditions set forth in this Section 2.4 and without any payment therefor except as otherwise provided in this Section 2.4, of all stock options (whether or not then exercisable) on Company Common Stock outstanding at the Effective Time granted under any plan, program, agreement or arrangement maintained by the Company to provide for grants of equity-based awards (the "Options").  As of the Effective Time, each such Option (whether vested or unvested) shall be cancelled (and to the extent formerly so exercisable shall no longer be exercisable) and shall entitle each holder thereof, in cancellation and settlement therefor, to receive a payment, if any, in cash from the Company (less any applicable withholding taxes), promptly following the Effective Time, equal to (i) the amount, if any, by which the higher of (x) the Merger Consideration and (y) the average of the last sale prices of the Company Common Stock on the New York Stock Exchange in each of the twenty (20) business days preceding the Effective Time exceeds the exercise price per share with respect to such Option, multiplied by (ii) the total number of shares of Company Common Stock then issuable upon the exercise of such Option (whether or not then vested or exercisable).

(b)  Employee Stock Purchase Plan.  The current offerings in progress as of the date hereof under the Company's Employee Stock Purchase Plan (the "ESPP") shall continue, and the shares of Company Common Stock shall be issued to participants thereunder on the next currently scheduled purchase dates thereunder occurring after the date hereof as provided under, and subject to the terms and conditions of, the ESPP.  In accordance with the terms of the ESPP, any offering in progress as of the Effective Time shall be shortened, and the "Purchase Date" (as defined in the ESPP) shall be the business day immediately preceding the Effective Time.  Each then outstanding Option under the ESPP shall be exercised automatically on such Purchase Date.  Notwithstanding any restrictions on transfer of stock in the ESPP, the treatment in the Merger of any stock under this provision shall be in accordance with Section 2.1(a).  The Company shall take commercially reasonable steps to terminate the ESPP as of or prior to the Effective Time.  The Company shall promptly after the date hereof take commercially reasonable steps to amend the ESPP as appropriate to avoid the commencement of any new offering of Options thereunder at or after the date hereof and prior to the earlier of the termination of this Agreement or the Effective Time.

(c)  Other Awards.  Prior to the Effective Time, the Company shall take all actions necessary to provide, effective as of the Effective Time, for the cancellation, on the terms and conditions set forth in this Section 2.4 and without any payment therefore except as otherwise provided in this Section 2.4, of each award (the "Company Awards") (including each share of restricted stock, and each restricted stock unit, stock equivalent and performance share, but excluding Options) outstanding immediately before the Effective Time that was granted under any plan, program, agreement or arrangement maintained by the Company to provide for grants of equity-based awards.  As of the Effective Time, each such Company Award shall be cancelled and shall entitle each holder thereof, in cancellation and settlement therefor, to receive a payment in cash from the Company (less any applicable withholding taxes), promptly following the Effective Time, equal to (i) the higher of (x) the Merger Consideration and (y) the average of the last sale prices of the Company Common Stock on the New York Stock Exchange in each of the twenty (20) business days preceding the Effective Time, multiplied by (ii) the total number of shares of Company Common Stock that would be issuable upon full vesting of such award or for which restrictions would lapse upon full vesting of such award; provided that, in the case of performance shares, the cash amount shall be equal to (1) the higher of (A) the Merger Consideration and (B) the average of the last sale prices of the Company Common Stock on the New York Stock Exchange in each of the twenty (20) business days preceding the Effective Time, multiplied by (2) the higher of (A) the total number of shares of Company Common Stock that would be issuable upon vesting of such award or for which restrictions would lapse upon vesting of such award at the target performance level and (B) the number of shares that would be issuable upon vesting of such award or for which restrictions would lapse upon vesting of such award if the Company achieved, for each outstanding award cycle, the performance measure that the Company had achieved for the applicable cycle during the period commencing upon the starting year of such cycle and ending with the fiscal quarter immediately preceding the Effective Time, plus (3) the amount of dividend equivalents associated with the number of shares determined under this Section 2.4(c).

(d)  Required Action.  At or prior to the Effective Time, the Company, the Board of Directors of the Company and the compensation committee of the Board of Directors of the Company, as applicable, shall adopt any resolutions and take any actions, including obtaining consents and acknowledgements of participants, which are necessary to effectuate the provisions of Section 2.4(a), (b) and (c).  The Company shall take all commercially reasonable actions to ensure that from and after the Effective Time neither the Parent nor the Surviving Corporation will be required to deliver Company Common Stock or other capital stock of the Company to any Person pursuant to or in settlement of Options, rights under the ESPP or Company Awards.  The Company shall also take all action reasonably necessary to approve the disposition of the Options or Company Awards in accordance with this Section 2.4 so as to exempt such dispositions under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

Section 2.5  Withholding Rights.  Other than in respect of Transfer Taxes, which shall be governed by Section 7.16, each of the Surviving Corporation, the Company, the Parent and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration or other payments made pursuant to this Agreement to any holder of shares of Company Common Stock, Options or Company Awards or other Person (as defined below) such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax (as defined in Section 4.9) law.  To the extent that amounts are so withheld by the Surviving Corporation, the Company, the Parent or the Paying Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock, Options or Company Awards or other Person in respect of which such deduction and withholding was made by the Surviving Corporation, the Company, the Parent or the Paying Agent, as the case may be.  As used in this Agreement, the term "Person" shall mean any natural person, corporation, general or limited partnership, limited liability company, joint venture, trust, association or entity of any kind.

Section 2.6  Adjustments to Prevent Dilution.  In the event that the Company changes the number of shares of Company Common Stock or securities convertible or exchangeable into or exercisable for Company Common Stock issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction (other than the issuance of securities contemplated by the Stock Purchase Agreement and, in the event the Stock Purchase Agreement is terminated, any securities issued by the Company as contemplated by Section 6.1 of the Company Disclosure Letter), the Merger Consideration shall be equitably adjusted.

ARTICLE III

THE CLOSING

Section 3.1  Closing.  The closing of the Merger (the "Closing") shall take place at the offices of Dewey & LeBoeuf LLP, 1301 Avenue of the Americas, New York, New York 10019 at 10:00 a.m., local time, on the fifteenth business day immediately following the date on which the last of the conditions set forth in Article VIII hereof is fulfilled or waived (other than any conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), or at such other time, date and place as the Company and the Parent shall mutually agree (the "Closing Date").  The Parent agrees to use commercially reasonable efforts to accelerate the Closing and if practicable will agree to hold the Closing prior to such fifteenth business day.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Parent and the Merger Sub that except as set forth in (a) the letter, dated as of the date hereof, delivered by the Company to the Parent simultaneously with the execution and delivery of this Agreement (the "Company Disclosure Letter"), with specific reference to the particular Section or Subsection of this Agreement to which the information set forth in such letter relates (it being agreed that disclosure of any item in any Section or Subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other Section or Subsection to which the relevance of such item is reasonably apparent), or (b) the Company SEC Reports filed by the Company with, or furnished by the Company to, the U.S. Securities and Exchange Commission (the "SEC") at any time on or after December 31, 2005 through the date hereof and publicly available on the website of the SEC through the Electronic Data Gathering, Analysis and Retrieval System prior to the date hereof, other than information in the "Risk Factors" or "Forward-Looking Statements" sections of such Company SEC Reports, and any other similar disclosures included in such Company SEC Reports that are predictive, cautionary or forward-looking in nature; provided, however, that nothing in the Company SEC Reports shall be deemed to qualify, or be deemed to have been disclosed for the purposes of, Section 4.3:

Section 4.1  Organization and Qualification.  The Company and each of the Company Subsidiaries (as defined below) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing, as applicable, under the laws of its jurisdiction of incorporation or organization.  The Company and each of the Company Subsidiaries has all requisite power and authority to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary other than in such jurisdictions where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect (as defined below).  As used in this Agreement, (a) the term "Subsidiary" of a Person shall mean any other Person of which at least a majority of the voting power represented by the outstanding capital stock or other voting securities or interests having voting power under ordinary circumstances to elect directors or similar members of the governing body of such corporation or entity or fifty percent (50%) or more of the equity interests in such corporation or entity shall at the time be owned or controlled, directly or indirectly, by such Person and/or by one or more of its Subsidiaries; (b) the term "Company Subsidiary" shall mean a Subsidiary of the Company and (c) the term "Company Material Adverse Effect" shall mean any event, change or occurrence or development of a set of circumstances or facts, which, individually or together with any other event, change, occurrence or development, has or would have a material adverse effect on the business, assets, liabilities, properties, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole; provided, however, that the term "Company Material Adverse Effect" shall not include (i) any such effect resulting from any change, including any change in law, rule, or regulation of any Governmental Authority (as defined in Section 4.4(c)), that applies generally to similarly situated Persons, (ii) any such effect relating to or resulting from general changes in the electric or natural gas utility industry, other than such effects having a disproportionate impact on the Company as compared to similarly situated Persons, (iii) any such effect relating to or resulting from the 2007 WUTC Rate Case (as defined in Section 6.1) before the Washington Utilities and Transportation Commission ("WUTC"), (iv) any such effect relating to or resulting from changes to accounting standards, principles or interpretations, (v) any such effect resulting from the announcement of the execution of this Agreement or the consummation of the transactions contemplated hereby (except to the extent that the Company has made an express representation with respect to the effect of such consummation on the Company and the Company Subsidiaries), including any such change resulting therefrom in the market value of the Company Common Stock or the Company's credit rating, or from any action, suit or proceeding relating to this Agreement or the transactions contemplated hereby, including any such action, suit or proceeding alleging a breach of fiduciary duty in connection with the execution, delivery, approval or consummation of the transactions contemplated by this Agreement, (vi) any such effect resulting from the replacement of the Designated Credit Agreements as contemplated by Section 7.17, or (vii) any such effect resulting from any action taken by any of the parties outside the ordinary course of its business that is required to be taken in order to comply with any provision of this Agreement, including, to the extent applicable, Section 6.1 hereof; provided further, however, that the exclusions specified in clauses (i), (iv), (v) and (vii) shall not apply to the extent such matters are mandated in the order of the WUTC approving the Merger and the other transactions contemplated hereby.  As used in this Agreement, the term "knowledge" when referring to the knowledge of the Company or any Company Subsidiary shall mean the actual knowledge of the Company officers listed on Section 4.1 of the Company Disclosure Letter as would have been acquired in the prudent exercise of their duties.

Section 4.2  Subsidiaries; Corporate Documents.

(a)  Section 4.2(a)(i) of the Company Disclosure Letter sets forth a complete list, as of the date hereof, of all of the Company Subsidiaries and their respective jurisdictions of incorporation or organization and the jurisdictions in which they are qualified to do business, and Section 4.2(a)(ii) of the Company Disclosure Letter sets forth each of the Company's Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary, and the Company's or its Subsidiaries' capital stock, equity interest or other direct or indirect ownership interest in any other Person other than securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than 1% of the outstanding capital stock of such company.  The Company does not own, directly or indirectly, any minority interest in any Person that requires an additional filing by the Parent under the HSR Act.  Except as set forth in Section 4.2 of the Company Disclosure Letter, all of the issued and outstanding shares of capital stock or other securities of each Company Subsidiary are duly authorized, validly issued, fully paid and nonassessable, and are owned, directly or indirectly, beneficially and of record by the Company free and clear of any mortgages, liens, security interests, pledges, charges, easements, rights of way, options, claims, restrictions or encumbrances of any kind (each a "Lien" or collectively, the "Liens").

(b)  Prior to the date hereof, the Company has made available to the Parent true, complete and correct copies of the Company's and its Subsidiaries' articles of incorporation and by-laws or comparable governing documents, each current as of the date hereof, and each as so made available is in full force and effect.

Section 4.3  Capitalization.

(a)  The authorized capital stock of the Company consists of 250,000,000 shares of Company Common Stock, par value $0.01 per share; and 50,000,000 shares of preferred stock, par value $0.01 per share ("Company Preferred Stock"), of which 2,000,000 shares have been designated Series R Participating Cumulative Preferred Stock ("Company Series R Preferred Stock").  At the close of business on October 23, 2007, (i) 117,176,878 shares of Company Common Stock were issued and outstanding and (ii) no shares of Company Series R Preferred Stock were issued or outstanding.  Except for issuances pursuant to Company Plans and other issuances not in excess of 5,000 shares of Company Common Stock in the aggregate, from the close of business on October 23, 2007 to the date hereof, the Company has not issued any shares of Company Common Stock.  All outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable.  As of the date hereof, the Company has no capital stock or other securities (including securities convertible into, or exercisable or exchangeable for, capital stock) of the Company reserved for issuance and there are no preemptive or other outstanding rights, options, warrants, calls, conversion rights, stock appreciation rights, redemption rights, repurchase rights, commitments, arrangements, agreements or rights of any character to which the Company or any Company Subsidiary is a party or by which any of them are bound obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other securities or rights (including securities or rights convertible into, or exercisable or exchangeable for, additional shares of capital stock) of the Company or any Company Subsidiary, or obligating the Company or any Company Subsidiary to grant, extend or enter into any such preemptive or other outstanding rights, options, warrants, calls, conversion rights, stock appreciation rights, redemption rights, repurchase rights, commitments, arrangements, agreements or rights.  The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(b)  The authorized capital stock of Puget Sound Energy, Inc. ("Puget Sound Energy") consists of (i) 150,000,000 shares of common stock, par value $10.00 per share, of which 85,903,791 shares are issued and outstanding and all of which are duly authorized, validly issued, fully paid and nonassessable and owned by the Company free and clear of any Liens, (ii) 13,000,000 shares of preferred stock, par value $25.00 per share, none of which are issued or outstanding, (iii) 3,000,000 shares of preferred stock, par value $100.00 per share, of which, as of the close of business on September 30, 2007, (A) 14,583 shares designated 4.84% Preferred Stock were issued and outstanding and (B) 4,311 shares designated 4.70% Preferred Stock were issued and outstanding, and (iv) 700,000 shares of preference stock, par value $50.00 per share, none of which are issued or outstanding.

Section 4.4  Authority; Non-Contravention; Statutory Approvals; Compliance.

(a)  Authority.  The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the receipt of the Company Shareholders' Approval (as defined in Section 4.17) and the applicable Company Required Statutory Approvals (as defined in Section 4.4(c)), to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to obtaining the Company Shareholders' Approval.  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by the other signatories hereto, constitutes the legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

(b)  Non-Contravention.  The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, violate or result in a material breach of any provision of, constitute a material default (with or without notice or lapse of time or both) under, result in the termination or modification of, accelerate the performance required by, result in a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any material Lien upon any of the properties or assets of the Company or any of the Company Subsidiaries (any such violation, breach, default, right of termination, modification, cancellation or acceleration, loss or creation is referred to herein as a "Violation" with respect to the Company and such term when used in Article V has a correlative meaning with respect to the Parent) pursuant to any provisions of (i) any debt instruments relating to outstanding indebtedness for borrowed money in amounts in excess of $25 million, the articles of incorporation, by-laws or similar governing documents of the Company or any of the Company Subsidiaries, (ii) the preferred stock and preference stock of the Company and Puget Sound Energy, (iii) subject to obtaining the Company Required Statutory Approvals and the receipt of the Company Shareholders' Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority (as defined in Section 4.4(c)) applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets or (iv) subject to obtaining the third-party consents set forth in Section 4.4(b)(iv) of the Company Disclosure Letter (the "Company Required Consents"), any Material Contract or material note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind (collectively, "Contracts") to which the Company or any of the Company Subsidiaries is a party or by which they or any of their respective properties or assets may be bound or affected, except in the case of clauses (iii) or (iv) for any such Violation which, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect or to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(c)  Statutory Approvals.  Except as described in Section 4.4(c)(i) of the Company Disclosure Letter (the "Company Required Statutory Approvals"), no declaration, report, filing or registration with, or notice to or authorization, consent or approval of, any court, federal, state, local or foreign governmental or regulatory body (including a national securities exchange or other self-regulatory body), authority or other legislative, executive or judicial entity (each, a "Governmental Authority") is necessary for the execution and delivery of this Agreement by the Company, or the consummation by the Company of the transactions contemplated hereby, except those that the failure of which to obtain, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect (it being understood that references in this Agreement to "obtaining" such Company Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notices; obtaining such authorizations, consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law) or to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(d)  Compliance.  Neither the Company nor any of the Company Subsidiaries is in violation of, is, to the knowledge of the Company, under investigation with respect to any violation of, or has been given notice of or been charged with any violation of, any law, statute, order, award, rule, regulation, ordinance or judgment of any Governmental Authority, except for any such violations which, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect or to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.  The Company and the Company Subsidiaries have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted except those that the absence of which, individually and in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect or to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.  Neither the Company nor any of the Company Subsidiaries is in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, would reasonably be expected to result in a default by the Company or any Company Subsidiary under (i) their respective articles of incorporation or by-laws or similar governing documents or (ii) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which it is a party or by which the Company or any Company Subsidiary is bound or to which any of their respective property is subject, except in the case of clause (ii) for possible violations, breaches or defaults which, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect or to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(e)  Board Approval.  The Board of Directors of the Company has (A) determined that the Merger is fair to, and in the best interests of the Company, adopted and declared advisable this Agreement and the Merger and the other transactions contemplated hereby and resolved to recommend adoption of this Agreement to the holders of the Company Common Stock and (B) directed that this Agreement be submitted to the holders of the Company Common Stock for their approval.  The Board of Directors of the Company has taken all action so that the Parent will not be prohibited from entering into or consummating a "significant business transaction" with the Company (as such term is used in Section 23B.19.010 et seq. of the BCA) as a result of the execution of this Agreement, the Stock Purchase Agreement or the consummation of the transactions in the manner contemplated hereby and thereby, and has taken all other necessary action such that the consummation of the transactions contemplated by this Agreement and the Stock Purchase Agreement shall not be otherwise restricted or delayed pursuant to Chapter 23B.19 of the BCA.

Section 4.5  Reports and Financial Statements.  Since December 31, 2004, the Company and the Company Subsidiaries have filed or furnished, as applicable, on a timely basis (taking into account all applicable grace periods) all forms, statements, certifications, reports and documents required to be filed or furnished by them under the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act, the Public Utility Holding Company Act of 1935, as amended and in effect prior to its repeal effective February 8, 2006 ("PUHCA"), the Energy Policy Act of 2005, the Federal Power Act of 1935, as amended (the "FPA"), the Communications Act of 1934 and applicable state public utility laws and regulations (collectively, the "Company Reports").  The Company Reports have complied, as of their respective dates, or if not yet filed or furnished, will comply, with all applicable requirements of the appropriate statutes and the rules and regulations thereunder, except for such failures which, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect.  As of their respective dates, (or, if amended prior to the date hereof, as of the date of such amendment), each form, certification, report, schedule, registration statement, definitive proxy statement or other document filed with or furnished to the SEC after December 31, 2004 by the Company or Puget Sound Energy (the "Company SEC Reports"), did not, or if not yet filed or furnished, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  Each of the Company SEC Reports, at the time of its filing or being furnished, complied in all material respects, or if not yet filed or furnished, will comply in all material respects, with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 ("SOX") and any rules and regulations promulgated thereunder applicable to the Company SEC Reports.  The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.  Each of the audited consolidated financial statements and unaudited interim financial statements of the Company included in or incorporated by reference into the Company SEC Reports (including the related notes and schedules) (collectively, the "Company Financial Statements") has been, and in the case of Company SEC Reports filed after the date hereof will be, prepared in accordance with United States generally accepted accounting principles ("GAAP"), consistently applied during the periods involved (except as may be indicated therein or in the notes thereto and subject, in the case of unaudited statements, to normal year-end audit adjustments) and fairly presents, or, in the case of Company SEC Reports after the date hereof, will fairly present, the consolidated financial position of the Company and the Company Subsidiaries as of the dates thereof and the results of its operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments.

Section 4.6  Real Property.

(a)  The Company or Puget Sound Energy has  (x) valid title to all real property owned in fee by Company or Puget Sound Energy (the "Owned Real Property") (y) valid title to the leasehold estate (as lessee) in all real property and interests in real property leased or subleased by Company or Puget Sound Energy as lessee or sublessee (the "Leased Real Property"), and (z) valid title to the easements in all real property and interests in real property over which the Company or Puget Sound Energy has easement (the "Easement Real Property" and, together with the Owned Real Property and Leased Real Property, the "Real Property"), in each case free and clear of all Liens, except the following ("Permitted Real Property Liens"):

(i)  Liens that secure indebtedness as reflected on the Company Financial Statements or indebtedness listed on Section 4.6 of the Company Disclosure Letter;

(ii)  easements, covenants, conditions, rights of way, encumbrances, restrictions, defects of title and other similar matters, including matters that an accurate survey ALTA survey would disclose, whether or not of public record or which may be asserted by persons in possession of Real Property, or claiming to be in possession thereof (other than such matters that, individually or in the aggregate, materially adversely impair the current use of the Real Property by the Company or Puget Sound Energy);

(iii)  zoning, planning, building and other applicable laws regulating the use, development and occupancy of real property and permits, consents and rules under such laws;

(iv)  Liens that have been placed by a third party on the fee title of Leased Real Property or Easement Real Property that are subordinate to the rights therein of the Company or Puget Sound Energy or that, if foreclosed, would not materially adversely impair the conduct of the business of the Company or Puget Sound Energy as presently conducted;

(v)  Liens that, individually or in the aggregate, do not materially adversely impair the continued use or operation of the specific parcel of Real Property to which they relate or the conduct of the business of the Company and Puget Sound Energy as presently conducted;

(vi)  subleases identified in Section 4.6 of the Company Disclosure Letter;

(vii)  Indian treaty or aboriginal rights other than the rights reasonably necessary for the conduct of the business of the Company and Puget Sound Energy as presently conducted over land within the boundaries of any recognized Indian reservation or over land known by the Company or Puget Sound Energy (whether by actual or constructive knowledge from recorded documents) to be claimed under Indian treaties or as aboriginal rights;

(viii)  equitable servitudes for hunting and fishing in favor of Indian tribes;

(ix)  any of the following:  (aa) unpatented mining claims; (bb) reservations or exceptions in patents or in acts authorizing the issuance thereof; or (cc)  water rights, claims or title to water, whether or not the matters excepted under (aa), (bb), or (cc) are shown by the public records; and any prohibition or limitation on the use, occupancy or improvement of the land, which arises from the rights of the public or riparian owners to use any waters which may cover the land or to use any portion of the land which is now or may formerly have been covered by water (other than the matters described in this subsection (ix) that, individually or in the aggregate, materially adversely impair the current use of the Real Property by the Company or Puget Sound Energy);

(x)  questions as to whether Puget Sound Energy's title or right to use (a) railroad rights of way, or (b) utility corridors that purports to be Owned Real Property is actually Easement Real Property because such title or right traces from rights denominated by deed as a "right-of-way" or similar term;

(xi)  Liens that, to the knowledge of the Company, could be remedied by exercise of the authority to acquire property or rights therein by eminent domain for an amount of compensation that would not result in a Company Material Adverse Effect; and

(xii)  such other matters that, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect.

(b)  Neither Company nor Puget Sound Energy is obligated under, or a party to, any option, right of first refusal or other contractual right or obligation to sell, assign or dispose of any Real Property or any portion thereof or interest therein that, in each case, is valued in excess of $5,000,000 (or $1,000,000 if the Owned Real Property is otherwise used or useful in the utility operations of Puget Sound Energy), or that, if such sale, assignment or disposition is consummated, could individually or in the aggregate materially adversely impair the conduct of the business of the Company or Puget Sound Energy as presently conducted.

(c)  (i)  Each lease or sublease for real property under which Company or Puget Sound Energy is a lessee or sublessee (each, a "Real Property Lease") and each easement or subeasement for real property under which the Company or Puget Sound Energy owns an easement interest (each, an "Easement") is, to the knowledge of the Company, in full force and effect and is the valid and binding obligation of the Company or Puget Sound Energy, enforceable against the Company or Puget Sound Energy in accordance with its terms and, to the knowledge of the Company, the other party or parties thereto, subject to Permitted Real Property Liens, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting rights of creditors generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity), (ii) no notices of default under any Real Property Lease or Easement have been received by the Company or Puget Sound Energy that have not been resolved, (iii) neither the Company nor Puget Sound Energy is in default in any material respect under any Real Property Lease, and, to the knowledge of the Company, no landlord, sublandlord, land owner or the owner of an easement who has granted a subeasement thereunder is in default in any material respect, and (iv) no event has occurred which, with notice, lapse of time or both, would constitute a breach or default under any Real Property Lease or Easement by the Company or Puget Sound Energy, except in each case ((c)(i), (ii), (iii) and (iv)), as do not materially adversely impair the use or occupancy of the Real Property or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(d)  With respect to the Real Property, neither Company nor Puget Sound Energy has received any written notice of, nor to the knowledge of the Company does there exist as of the date of this Agreement, any pending, threatened or contemplated condemnation (other than condemnations in connection with municipal road improvement projects, state highway improvement projects or other public transportation projects) or similar proceedings, or any sale or other disposition of any Real Property or any part thereof in lieu of condemnation that, individually or in the aggregate, would reasonably be expected to materially adversely impair the use, occupancy or value of any Real Property.  The Company and Puget Sound Energy have lawful rights of use and access to all land and other real property rights, subject to Permitted Real Property Liens, necessary to conduct their businesses substantially as presently conducted.  No affiliate of the Company other than Puget Sound Energy controls rights with respect to land and other real property rights necessary to conduct the businesses of the Company and Puget Sound Energy substantially as presently conducted.

(e)  Each of the Company Subsidiaries other than Puget Sound Energy has good and marketable title to all fee real property, valid title to all leasehold estates and valid title to all easements of such Company Subsidiary, free and clear of all Liens other than Permitted Real Property Liens, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect.

Section 4.7  Internal Controls and Procedures.  The Company has established and maintains "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) that are reasonably designed (but without making any representation or warranty as to the effectiveness of any such controls or procedures so designed) to ensure that material information (both financial and non-financial) relating to the Company and the Company Subsidiaries required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to the Company's principal executive officer and principal financial officer, or persons performing similar functions, as appropriate, to allow timely decisions regarding required disclosure and to make the certifications of the "principal executive officer" and the "principal financial officer" of the Company required by Section 302 of SOX with respect to such reports.  Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Sections 302 and 906 of SOX and the rules and regulations promulgated thereunder with respect to the Company SEC Reports and the statements contained in such certifications are true and accurate in all material respects as of the date hereof.  Except as set forth in Section 4.7 of the Company Disclosure Letter, there are no "significant deficiencies" or "material weaknesses" (as defined by SOX) in the design or operation of the Company's internal controls and procedures which could adversely affect the Company's ability to record, process, summarize and report financial data.

Section 4.8  Litigation; Undisclosed Liabilities; Restrictions on Dividends; No General Liens.  (a) There are no pending or, to the knowledge of the Company, threatened claims, suits, actions or proceedings before any court, governmental department, commission, agency, instrumentality or authority or any arbitrator, nor are there, to the knowledge of the Company, any investigations or reviews by any court, governmental department, commission, agency, instrumentality or authority or any arbitrator pending or threatened against, relating to or affecting the Company or any of the Company Subsidiaries which, individually or in the aggregate, have resulted in since December 31, 2006 or would reasonably be expected to result in a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement, (b) there have not been any significant developments since December 31, 2006 with respect to claims, suits, actions, proceedings, investigations or reviews that, individually or in the aggregate, have resulted in since December 31, 2006 or would reasonably be expected to result in a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement and (c) there are no judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to the Company or any of the Company Subsidiaries except for such that, individually or in the aggregate, have not resulted in since December 31, 2006 or would not reasonably be expected to result in a Company Material Adverse Effect.  Except for matters reflected as liabilities or reserved against in the balance sheet (or notes thereto) as of December 31, 2006, included in the Company Financial Statements, as of the date of this Agreement, neither the Company nor any Company Subsidiary has any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature and whether or not required by GAAP to be reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries (including the notes thereto), except liabilities or obligations (i) that were incurred since December 31, 2006 in the ordinary course of business consistent in kind and amount with past practice, or (ii) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.  Except as may be set forth in any Company Required Statutory Approval or Parent Required Statutory Approval, there are no restrictions (contractual or regulatory) limiting the ability of Puget Sound Energy from making distributions, dividends or other return of capital to the Company.  Neither the Company nor Puget Sound Energy has granted a consensual security interest in the portion of its assets defined as Collateral in the Loan and Servicing Agreement dated December 20, 2005 by and between Puget Sound Energy and PSE Funding, Inc. other than in connection with the transactions contemplated by such agreement, including the grant set forth in Section 1.7 of the Receivable Sales Agreement dated December 20, 2005 by and between Puget Sound Energy and PSE Funding, Inc.; it being understood that this representation is not intended to address statutory or contractual rights of set off or Liens or security interests arising or existing by operation of law.

Section 4.9  Tax Matters.  Except as to matters that would not reasonably be expected, considered individually or in the aggregate with other matters, to result in a Company Material Adverse Effect: (i) the Company and each of the Company Subsidiaries have timely filed (or there have been filed on their behalf) with appropriate taxing authorities all Tax Returns (as defined below) required to be filed by them on or prior to the date hereof, such Tax Returns are correct, complete and accurate in all respects, and all Taxes (as defined below) due and payable have been paid; (ii) there are no audits, claims, assessments, levies, administrative or judicial proceedings pending against the Company or any Company Subsidiary by any taxing authority; (iii) there are no Liens for Taxes upon any property or assets of the Company or any of the Company Subsidiaries, except for Liens for Taxes (A) not yet due and payable, or if due and payable, are not delinquent and may thereafter be paid without penalty or (B) that are being contested in good faith through appropriate proceedings, are listed in Section 4.9 of the Company Disclosure Letter and have been accrued for or otherwise taken into account in accordance with GAAP on the Company Financial Statements; (iv) there are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment or collection of any Taxes or deficiencies against the Company or any of the Company Subsidiaries; (v) all Taxes that the Company or any Company Subsidiary is obligated to withhold from amounts owing to any employee, creditor or third party have been paid over to the appropriate taxing authorities in a timely manner, to the extent due and payable; (vi) neither the Company nor any Company Subsidiary has been a party to any distribution occurring during the two-year period prior to the date of this Agreement in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied, (vii) neither the Company nor any Company Subsidiary has participated in any "listed transactions" or, to the knowledge of the Company, any "reportable transactions" within the meaning of Treasury Regulations Section 1.6011-4, and neither the Company nor any Company Subsidiary has been a "material advisor" to any such transactions within the meaning of Section 6111 of the Code; (viii) neither the Company nor any Company Subsidiary (A) has any liability for the Taxes of any Person (other than the Company or the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, or pursuant to any contractual obligation (other than pursuant to any commercial agreement or contract not primarily related to Tax) or (B) is a party to or bound by any Tax sharing agreement, Tax allocation agreement or Tax indemnity agreement (other than the Material Contracts or any commercial agreements or contracts not primarily related to Tax); and (ix) the Company has made available to the Parent correct and complete copies of all income and all other material Tax Returns, material examination reports and material statements of deficiencies assessed against or agreed to by the Company or any Company Subsidiary for taxable periods beginning after December 31, 2003.  As used in this Agreement: (i) the term "Tax" includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect thereto; (ii) the term "Tax Return" includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes, including any amendments to such returns and reports; and (iii) the term "Treasury Regulations" means the regulations promulgated by the U.S. Department of the Treasury pursuant to the Code.

Section 4.10  Employee Benefits; ERISA.

(a)  Company Plans.  Section 4.10(a) of the Company Disclosure Letter contains a true and complete list of each deferred compensation and each bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan, program, policy, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other "welfare plan," fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); each profit-sharing, stock bonus or other "pension plan," fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination or severance contract, arrangement, policy or agreement; and each other employee benefit plan, fund, program, policy, agreement or arrangement; in each case, that (i) is sponsored, maintained or contributed to or required to be contributed to by the Company, any Company Subsidiary or any trade or business, whether or not incorporated, that together with the Company or any Company Subsidiary is deemed a "single employer" under Section 4001(b) of ERISA (an "ERISA Affiliate"), or to which the Company or an ERISA Affiliate is a party, for the benefit of any employee or former employee of the Company or any Company Subsidiary or with respect to which the Company or any Company Subsidiary to its knowledge has any liability, and (ii) is material to the Company and the Company Subsidiaries taken as a whole (the "Company Plans").

(b)  Deliveries.  With respect to each Company Plan, the Company has heretofore delivered or made available to the Parent true and complete copies of (i) each of the Company Plans as currently in effect; (ii) if the Company Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement; (iii) the most recent determination or opinion letter received from the Internal Revenue Service with respect to each Company Plan intended to qualify under Section 401 of the Code; (iv) if applicable, the most recent annual report (Form 5500 series) filed with the Internal Revenue Service; (v) if applicable, the most recent actuarial report prepared for such Company Plan; and (vi) for the last three years, all material correspondence with the Internal Revenue Service, the United States Department of Labor, the Pension Benefit Guaranty Corporation (the "PBGC"), the SEC and any other Governmental Authority regarding the operation or the administration of any Company Plan.

(c)  Absence of Liability.  No material liability under Title IV of ERISA has been incurred by the Company, any Company Subsidiary or any ERISA Affiliate that has not been satisfied in full and, to the knowledge of the Company, no condition exists that presents a material risk to the Company, any Company Subsidiary or any ERISA Affiliate of incurring any such liability, other than liability for premiums due to the PBGC (which premiums have been paid when due).  No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the reporting requirement has not been waived or extended, other than pursuant to PBGC Reg. Section 4043.33 or 4043.66, has been required to be filed for any Company Plan within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.  No notices have been required to be sent to participants and beneficiaries or the PBGC under Section 302 or 4011 of ERISA or Section 412 of the Code with respect to the most recent three fiscal years of the applicable Company Plan ended prior to the Closing Date.

(d)  Present Value of Accrued Benefits.  With respect to each Company Plan subject to Title IV of ERISA (a "Title IV Company Plan"), the present value of accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan's actuary with respect to such plan, did not exceed, as of the end of the most recent fiscal year of such plan ended prior to the Closing Date, the then current value of the assets of such plan allocable to such accrued benefits by an amount that is material to the Company and the Company subsidiaries taken as a whole.

(e)  Funding.  No Title IV Company Plan has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of such Title IV Company Plan ended prior to the Closing Date.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all material contributions required to be made with respect to any Company Plan on or before the date hereof have been made and all obligations in respect of each Company Plan as of the date hereof have been accrued and reflected in the Company Financial Statements to the extent required by GAAP.

(f)  Multiemployer Plans.  No Title IV Company Plan is a "multiemployer plan," as defined in Section 4001(a)(3) of ERISA, nor is any Title IV Company Plan a plan described in Section 4063(a) of ERISA.

(g)  No Violations.  Each Company Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code.  As of the date hereof, there is no material pending or, to the knowledge of the Company threatened, litigation relating to the Company Plans.  Neither the Company nor any Company Subsidiary has engaged in a transaction with respect to any Company Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject the Company or any Company Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material to the Company and the Company Subsidiaries taken as a whole.  Neither the Company nor any Company Subsidiary has incurred or reasonably expects to incur a tax or penalty imposed by Section 4980 of the Code or Section 502 of ERISA or any liability under Section 4071 of ERISA, in any such case, in an amount which would be material to the Company and the Company Subsidiaries taken as a whole.  To the knowledge of the Company, neither the Company nor any Company Subsidiary has any material liability with respect to any misclassification of any Person as an independent contractor rather than as an employee.  Since January 1, 2005, each Company Plan that is subject to Section 409A of the Code has been administered in all material respects in good faith compliance with Section 409A of the Code.

(h)  Section 401(a) Qualification.  Each Company Plan intended to be "qualified" within the meaning of Section 401(a) of the Code has received a determination letter from the Internal Revenue Service covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has remaining a period of time under the Code or applicable Treasury Regulations or Internal Revenue Service pronouncements in which to request, and make any amendments necessary to obtain, such a letter from the Internal Revenue Service; and the Company is not aware of any circumstances likely to result in the loss of the qualification of such Company Plan under Section 401(a) of the Code.

(i)  Post-Employment Benefits.  No Company Plan provides medical, surgical, vision, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Company Subsidiary for periods extending beyond their respective dates of retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any "pension plan," (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (iv) retiree medical subsidies as set forth in the IBEW Collective Bargaining Agreement, or (v) other retiree medical subsidies as described in Section 4.10(i) of the Company Disclosure Letter.

(j)  Effect of Change of Control.  Other than payments that may be made to the Persons listed in Section 4.10(j) of the Company Disclosure Letter (the "Company Executives"), neither the execution of this Agreement, shareholder approval of this Agreement nor the consummation of the transactions contemplated hereby will (w) result in payments (whether in cash or property or the vesting of property) to any employee, officer or director of the Company or any Company Subsidiary who is a "disqualified individual" (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or any of the Company Plans that would not be deductible under Section 162(m) or that would be characterized as an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code), (x) entitle any employees of the Company or any Company Subsidiary to severance pay or any increase in severance pay upon any termination of employment after the date hereof, or (y) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Plans.  There has been no amendment to, announcement by the Company or any Company Subsidiary relating to, or change in employee participation or coverage under, any Company Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recently completed fiscal year of the Company.

(k)  Claims.  There are no material pending, or to the knowledge of the Company threatened, material claims by or on behalf of any Company Plan, by any employee or beneficiary covered under any Company Plan, or otherwise involving any Company Plan (other than routine claims for benefits).

(l)  No Foreign Company Plans.  No Company Plan is maintained for the benefit of employees outside of the United States or is otherwise subject to the laws of any jurisdiction other than the United States or a political subdivision thereof.

(m)  Options.  All Options have an exercise price per share that was not less than the "fair market value" of a share of Company Common Stock on the date of grant, as determined in accordance with the terms of the applicable plan, program, agreement or arrangement maintained by the Company to provide for grants of equity-based awards and, to the extent applicable, Sections 409A and 422 of the Code.  All Options have been properly accounted for by the Company in accordance with GAAP, and no change is expected in respect of any prior Company Financial Statement relating to expenses for stock compensation.  There is no pending audit, investigation or inquiry by any Governmental Authority or by the Company with respect to the Company's stock option granting practices or other equity compensation practices.

Section 4.11  Labor and Employee Relations.

(a)  As of the date of this Agreement, except for employees represented by the International Brotherhood of Electrical Workers Union and the United Association of Plumbers and Pipefitters, no employee of the Company or any of its Subsidiaries is represented by any union or covered by any collective bargaining agreement. As of the date of this Agreement, no labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority;

(b)  there are no pending or, to the knowledge of the Company, threatened employee strikes, work stoppages, slowdowns, picketing or material labor disputes with respect to any employees of the Company or the Company Subsidiaries which, individually or in the aggregate, would reasonably be expected to result in a Company Material Adverse Effect, and during the past five years, neither the Company nor any of the Company Subsidiaries has experienced any strike, work stoppage, lock-up, slow-down or other material labor dispute;

(c)  neither the Company nor any of the Company Subsidiaries has to its knowledge, within the last two years, engaged in any unfair labor practice and there are no complaints against the Company or any of the Company Subsidiaries pending before the National Labor Relations Board or any similar state or local labor agency by or on behalf of any employee of the Company or any of the Company Subsidiaries;

(d)  the Company and the Company Subsidiaries are (a) in compliance in all material respects with all federal and state laws respecting employment and employment practices, terms and conditions of employment, collective bargaining, immigration, wages, hours and benefits, non-discrimination in employment, workers compensation, the collection and payment of withholding and/or payroll taxes and similar taxes (except for any non-compliance which, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect), including but not limited to the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Equal Employment Opportunity Act of 1972, the Employee Retirement Income Security Act of 1974, the Equal Pay Act, the National Labor Relations Act, the Americans with Disabilities Act of 1990, the Vietnam Era Veterans Reemployment Act, the Uniformed Services Employment and Reemployment Rights Act and the Family and Medical Leave Act and any and all similar applicable state and local laws, and all material applicable requirements of the Occupational Safety and Health Act of 1970 within the United States and comparable regulations and orders thereunder; and (b) to the knowledge of the Company, neither the Company nor any of the Company Subsidiaries has committed a material unfair labor practice as defined in the National Labor Relations Act;

(e)  each of the Company and the Company Subsidiaries is, and during the 90-day period prior to the date of this Agreement, has been in compliance in all material respects with the Worker Adjustment Retraining Notification Act of 1988, as amended ("WARN Act"), or any similar state or local law.

Section 4.12  Rights Agreement.  The Company has made available to the Parent a true and complete copy of the Rights Agreement dated as of December 21, 2000 between the Company and Wells Fargo Shareowner Services (replacing Mellon Investor Services LLC), as Rights Agent, (the "Rights Agreement") as in effect on the date of this Agreement.  The Company has (i) taken all action necessary so that the entering into of this Agreement and the Stock Purchase Agreement and the consummation of the transactions contemplated hereby (including the Merger) and thereby do not and will not result in the ability of any Person to exercise any rights under the Rights Agreement or enable or require the Company rights to separate from the shares of Company Common Stock to which they are attached or to be triggered or become exercisable; and (ii) amended the Rights Agreement in the form of Amendment No. 1 to the Rights Agreement, as set forth in Section 4.12 of the Company Disclosure Letter.

Section 4.13  Environmental Protection.

(a)  Compliance.  The Company and each of the Company Subsidiaries are in compliance with all applicable Environmental Laws (as defined in Section 4.13(g)(ii)) except where the failure to so comply is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, and neither the Company nor any of the Company Subsidiaries has received any written communication that has not been resolved from any Governmental Authority that alleges that the Company or any of the Company Subsidiaries is not in such compliance with applicable Environmental Laws.

(b)  Environmental Permits.  The Company and each of the Company Subsidiaries have obtained or have applied for or otherwise in the ordinary course of business expect to apply for all environmental, health and safety permits and governmental authorizations (collectively, the "Environmental Permits") necessary for the construction of their facilities or the conduct of their operations under applicable Environmental Laws except where such failures to so obtain are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, except where such deficiencies or failures to timely renew are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, and the Company and the Company Subsidiaries are in material compliance with all terms and conditions of the Environmental Permits, except where failures to so comply are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(c)  Environmental Claims.  There is no Environmental Claim (as defined in Section 4.13(g)(i)) outstanding which, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect pending (A) against the Company or any of the Company Subsidiaries, or (B) against any real or personal property or operations which the Company or any of the Company Subsidiaries owns, leases or manages, in whole or in part.

(d)  Releases.  The Company has no knowledge of any Releases (as defined in Section 4.13(g)(iv)) of any Hazardous Material (as defined in Section 4.13(g)(iii)) that would be reasonably likely to be the subject of any Environmental Claim against the Company or any of the Company Subsidiaries, except for any Environmental Claims which, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(e)  Environmental Orders.  Neither the Company nor any of the Company Subsidiaries is subject to any environmental consent orders, decrees or settlements which, individually or in the aggregate, are reasonably likely to have a Company Material Adverse Effect.

(f)  Exclusive Representations and Warranties.  This Section 4.13(a) contains the sole and exclusive representations and warranties of the Company with respect to environmental matters.

(g)  Definitions.  As used in this Agreement:

(i)  "Environmental Claim" means any and all written administrative or judicial actions, suits, demands, demand letters, directives, claims, Liens, investigations, proceedings or notices of noncompliance or violation by any Person (including any Governmental Authority), alleging potential liability (including, without limitation, potential responsibility for or liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (A) the presence, Release or threatened Release into the environment of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by the Company or any of the Company Subsidiaries; (B) circumstances forming the basis of any violation or alleged violation of any applicable Environmental Law; or (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

(ii)  "Environmental Laws" means all federal, state and local laws (including common law), rules and regulations relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

(iii)  "Hazardous Materials" means (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls; (B) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import under any applicable Environmental Law and (C) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any applicable Environmental Law in a jurisdiction in which the Company or any of the Company Subsidiaries is subject (for purposes of this Section 4.13).

(iv)  "Release" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property.

Section 4.14  Material Contracts.

(a)  All Contracts, including amendments thereto, required to be filed as an exhibit to any report of the Company filed pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K promulgated by the SEC have been filed, and no such Contract has been amended or modified, except for such amendments or modifications which have been filed as an exhibit to a subsequently dated and filed Company SEC Report.  All such filed Contracts (excluding any redacted portions thereof) shall be deemed to have been made available to the Parent.

(b)  Other than the Contracts set forth in clause (a) above which were filed in an unredacted form, Section 4.14(b) of the Company Disclosure Letter sets forth a correct and complete list as of the date of this Agreement, and the Company has made available to the Parent correct and complete copies (including all material amendments, modifications, extensions or renewals with respect thereto, but excluding all names, terms and conditions that have been redacted in compliance with applicable laws governing the sharing of information), of any Contract to which the Company or any of its Subsidiaries is a party to or bound by which has not expired or been terminated with no further obligation or liability of the Company or any of the Company Subsidiaries prior to the date hereof in accordance with its terms:

(i)  that is reasonably likely to require (x) annual payments or other transfers of value to or from the Company and its Subsidiaries of more than $15 million or (y) aggregate payments or other transfers of value to or from the Company and its Subsidiaries of more than $25 million (other than Contracts relating to purchases of transformers or related infrastructure and Contracts for the wholesale purchase and sale of electric power);

(ii)  for any wholesale purchase and sale of electric power that are reasonably likely to require annual payments or other transfers of value to or from the Company and its Subsidiaries of more than $10 million, other than Hedging Contracts;

(iii)  that relates to the sale of a business by the Company or any Company Subsidiary pursuant to which the Company or any Company Subsidiary has any potential indemnity or other payment obligation of more than $25 million;

(iv)  other than with respect to any partnership that is wholly-owned by the Company or any wholly-owned Subsidiary of the Company, that represents any partnership, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture material to the Company or any of its Subsidiaries or in which the Company owns more than a 20% voting or economic interest, or any interest valued at more than $25 million without regard to percentage voting or economic interest;

(v)  that is any non-competition Contract or other Contract that (w) purports to limit in any material respect either the type of business in which the Company,  its Subsidiaries (or, after the Effective Time, Parent or its Subsidiaries) or any of their affiliates may engage or the manner or geographic area in which any of them may so engage in any business, except for franchise agreements (or agreements pursuant to Chapter 54.48 of the Revised Code of Washington) containing customary provisions between the Company or one of its Subsidiaries and the applicable jurisdictions, (x) would require the disposition of any material assets or line of business of the Company, its Subsidiaries (or, after the Effective Time, Parent or its Subsidiaries) or any of their affiliates as a result of the consummation of the transactions contemplated by this Agreement, (y) is a material Contract that grants "most favored nation" status that, following the Merger, would apply to the Parent and its Subsidiaries, including the Company and its Subsidiaries or (z) prohibits or limits, in any material respect, the right of the Company or any of its Subsidiaries to make, sell or distribute any products or services or use, transfer, license, distribute or enforce any of their respective Intellectual Property rights;

(vi)  under which the Company or any Company Subsidiary has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness for borrowed money in excess of $10 million;

(vii)  that is a swap, cap, floor, collar, futures contract, forward contract, option and any other derivative financial instrument, contract or arrangement, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including electricity, natural gas, crude oil and other commodities, currencies, interest rates and indices, and forward contracts for physical delivery, physical output of assets and physical load obligations (a "Hedging Contract"), with a term of ninety days or longer and a notional value in excess of $5 million; and

(viii)  with provisions that, in the event of a Company ratings downgrade below "investment grade," would require a cash payment or posting of collateral, in each case with a value in excess of $10 million, or the termination of such contract, other than Hedging Contracts.

The Contracts described in clauses (a) and (b) together with all exhibits and schedules to such Contracts, as amended through the date hereof, are referred to herein as "Material Contracts".

(c)  A true and correct copy of each Material Contract has previously been made available to the Parent and each such Contract is a valid and binding agreement of the Company or one of its Subsidiaries, as the case may be, and is in full force and effect, and neither the Company nor any of its Subsidiaries nor, to the knowledge of the officers of the Company, any other party thereto is in default or breach in any respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment, except for such default or breach as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.15  Intellectual Property.

(a)  Except as to matters that, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect: (i) the Company and its Subsidiaries have sufficient rights to use all Intellectual Property used in its business as presently conducted; (ii) to the knowledge of the Company, the conduct of the Company and Puget Sound Energy does not and has not in the past three (3) years infringed or otherwise violated the Intellectual Property rights of any third party; (iii) there is no litigation, opposition, cancellation, proceeding, objection or claim pending, asserted in writing or, to the Company's knowledge, threatened against the Company or Puget Sound Energy concerning the ownership, validity, registrability, enforceability, infringement or use of, or licensed right to use, any Intellectual Property used by the Company or Puget Sound Energy; (iv) to the Company's knowledge, no Person is violating any Intellectual Property right that the Company or Puget Sound Energy holds exclusively; and (v) the Company and Puget Sound Energy have taken commercially reasonable measures to protect the confidentiality of all Trade Secrets that are owned, used or held by the Company or Puget Sound Energy.  For purposes of this Agreement, "Intellectual Property" means all (i) trademarks, service marks, brand names, collective marks, Internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (ii) inventions, to the extent patentable, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (iii) confidential business information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, unpatentable discoveries and inventions (collectively, "Trade Secrets"); and (iv) published and unpublished works of authorship, whether copyrightable or not (including without limitation databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof.

(b)  The Company and Puget Sound Energy have implemented reasonable backup, security and disaster recovery technology that, to the Company's knowledge, is consistent with industry practices. The Company and Puget Sound Energy take such measures as are required by applicable law to ensure the confidentiality of customer financial and other confidential information and to comply with the Company's privacy policy.  The Company's and the Company Subsidiaries' computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company or Puget Sound Energy in connection with its business as presently conducted, and have not materially malfunctioned or failed within the past three (3) years.

Section 4.16  Absence of Certain Changes or Event.  Except as expressly contemplated or permitted by this Agreement, since December 31, 2006, the Company and each of the Company Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice and there has not been any change or development or combination of developments affecting the Company or any Company Subsidiary, of which the Company has knowledge, that would, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

Section 4.17  Vote Required.  Subject to Section 8.3(e), the approval of the Merger by two-thirds of the votes entitled to be cast by the holders of outstanding shares of Company Common Stock (the "Company Shareholders' Approval") is the only vote of the holders of any class or series of the capital stock or any other securities of the Company or any of the Company Subsidiaries required to approve this Agreement, the Merger and the other transactions contemplated hereby.

Section 4.18  Opinion of Financial Advisor.  The Company has received the opinion of Morgan Stanley & Co. Incorporated, dated October 25, 2007, to the effect that the Merger Consideration is fair from a financial point of view to the holders of Company Common Stock, a copy of which opinion has been delivered to the Parent or will be delivered to the Parent promptly following the date of this Agreement.  It is agreed and understood that such opinion may not be relied on by the Parent or the Merger Sub.

Section 4.19  Insurance.  Except for failures to maintain insurance or self-insurance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, since January 1, 2004 each of the Company and its Subsidiaries and their respective properties and assets has been continuously insured with financially responsible insurers or has self-insured, in each case in such amounts and with respect to such risks and losses as (i) are required by applicable law or by the Company's Material Contracts and (ii) are customary for companies in the United States of America conducting the business conducted by the Company and its Subsidiaries and, to the knowledge of the Company, there is no condition specific to the Company or its Subsidiaries which would prevent the Company or the Company Subsidiaries from obtaining insurance policies for such risks and losses.  All material insurance policies of the Company and each Company Subsidiary are in full force and effect.  All premiums due and payable through the date hereof under all such policies and Contracts have been paid and the Company and its Subsidiaries are otherwise in compliance in all respects with the terms of such policies and Contracts, except for such failures to be in compliance which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  Neither the Company nor any of its Subsidiaries has received any notice of cancellation or termination with respect to any such policy or Contract, except with respect to any cancellation or termination that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.20  Hedging Activities.

(a)  The Company has established risk parameters, limits and guidelines in compliance with the risk management policy approved by the Company Board  of Directors (or committee thereof) (the "Company Hedging Guidelines") to (i) restrict the level of risk that the Company and its Subsidiaries are authorized to take with respect to, among other things, the net position resulting from all physical and financial electricity contacts, natural gas hedge contracts, gas adjustment clauses, exchange-traded futures and options transactions, over-the-counter transactions and derivatives thereof, interest rate swap agreements, and similar transactions (the "Company Net Position") and (ii) monitor compliance with the Company Hedging Guidelines by the Company and its Subsidiaries with such risk parameters.  The Company has provided the Company Hedging Guidelines to the Parent prior to the date hereof.

(b)  (i) The Company Net Position is within the risk parameters that are set forth in the Company Hedging Guidelines and (ii) the exposure of the Company and its Subsidiaries with respect to the Company Net Position resulting from all transactions described in Section 4.20(a) would not reasonably be expected to result in a material loss to the Company and its Subsidiaries, taken as a whole, based on market prices in existence as of the date hereof.  Since December 31, 2006, neither the Company nor any of its Subsidiaries has, in accordance with its mark-to-market accounting policies, experienced an aggregate net loss in its hedging and related operations that would be material to the Company and its Subsidiaries taken as a whole taking into account the recognition of any underlying commodity sales and the regulatory treatment and allowances for hedge transactions.

Section 4.21  Brokers and Finders.  The Company has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except Morgan Stanley & Co. Incorporated, whose fees and expenses will be paid by the Company in accordance with the Company's agreement with such firm.  The Company has made available to the Parent disclosure regarding the amount of any such fee.

Section 4.22  Regulatory Proceedings.  As of the date hereof, neither the Company nor any of its Subsidiaries, all or part of whose rates or services are regulated by a Governmental Authority, (i) has rates which have been or are being collected subject to refund, pending final resolution of any proceeding pending before a Governmental Authority or on appeal to the courts, or (ii) except as identified in Section 4.8 of the Company Disclosure Letter, is a party to any proceeding before a Governmental Authority or on appeal from orders of a Governmental Authority, in each case which individually or in the aggregate, have resulted in or would reasonably be expected to result in a Company Material Adverse Effect.

Section 4.23  Regulation as a Utility.  (a)  The Company together with its subsidiary companies is a "single state holding company system" under the Public Utility Holding Company Act of 2005 ("PUHCA 2005").  Puget Sound Energy and its indirect wholly-owned exempt wholesale generator subsidiary Black Creek Hydro, Inc. ("BCH") are each a "public utility" within the meaning of Section 201(e) of the FPA.  Puget Sound Energy is not regulated as a "natural gas company" under the Natural Gas Act, except in two limited aspects of its business which subject it only to limited jurisdiction of the Federal Energy Regulatory Commission ("FERC"): (i) to the extent that Puget Sound Energy makes natural gas sales for resale in interstate commerce, it has a limited jurisdiction blanket marketing certificate as contained in the regulations of the FERC; and (ii) in its capacity as Project Operator of the Jackson Prairie Storage Project (which otherwise does not subject it to regulation as a "natural gas company"). Puget Sound Energy is also regulated as a "public service company," "gas company" and "electrical company" under Washington state law.  Except for regulation of BCH, Hydro Energy Development Corp. ("HEDC") and Puget Sound Energy by the FERC under the FPA, PUHCA 2005 and regulation of Puget Sound Energy by the Washington Utilities and Transportation Commission, neither the Company nor any Company Subsidiary is subject to regulation as a public utility or public service company (or similar designation) by the FERC, any state in the United States or in any foreign nation.  Puget Sound Energy has been authorized by FERC to make wholesale sales of energy and capacity at market-based rates pursuant to Section 205 of the FPA, which blanket authority has not been limited in any material respect through a Puget Sound Energy-specific rate cap or mitigation measure.  All sales of energy and/or capacity by BCH are made pursuant to power sale agreements or tariffs filed with and accepted by FERC pursuant to Section 205 of the FPA.

(b)  Neither the Company nor any Company Subsidiary owns, holds or controls nuclear materials or nuclear related facilities that are subject to the regulation of the Nuclear Regulatory Commission under the Atomic Energy Act.

Section 4.24  No Additional Representations of Parent or Merger Sub.  The Company acknowledges that none of the Parent, the Merger Sub, their respective affiliates or any other Person acting on behalf of any of them has made any representation or warranty, express or implied, including any representation as to the accuracy or completeness of any information regarding the Parent, the Merger Sub, any of their respective affiliates or businesses, in each case except as expressly set forth in this Agreement or as and to the extent required by this Agreement to be disclosed on the Parent Disclosure Letter hereto.  The Company further agrees that none of the Parent, the Merger Sub, their respective affiliates or any other Person acting on behalf of any of them will have or be subject to any liability, except in the case of fraud or as specifically set forth in this Agreement, to the Company or any other Person resulting from the distribution to the Company, for the Company's use, of any information, document or material made available to the Company in expectation of the transactions contemplated by this Agreement.

Section 4.25  No Other Representations of the Company.  Except for the representations and warranties contained in this Article IV, neither the Company nor any other Person acting on behalf of the Company makes any representation or warranty, express or implied, regarding the Company or any Company Subsidiary.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PARENT AND
MERGER SUB

The Parent and the Merger Sub, jointly and severally, represent and warrant to the Company as follows:

Section 5.1  Organization and Qualification.  The Parent is a limited liability company and the Merger Sub is a corporation and each of the Parent and the Merger Sub are duly organized, validly existing and in good standing, as applicable, under the laws of its jurisdiction of incorporation or organization, as the case may be.  As used in this Agreement, (a) the term "Parent Disclosure Letter" means the schedule delivered by the Parent prior to the date hereof, (b) the term "Parent Material Adverse Effect" shall mean any material adverse effect on the ability of the Parent and the Merger Sub to consummate the transactions contemplated by this Agreement.  As used in this Agreement, the term "knowledge" when referring to the knowledge of the Parent or the Merger Sub shall mean the actual knowledge of an executive officer of the Parent after reasonable inquiry of those Persons who are reasonably likely to possess the relevant information.

Section 5.2  Authority; Non-Contravention; Statutory Approvals; Compliance.

(a)  Authority.  Each of the Parent and the Merger Sub has all requisite corporate or limited liability company power and authority to enter into this Agreement and, subject to the receipt of the applicable the Parent Required Statutory Approvals (as defined in Section 5.2(c)), to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation by each of the Parent and the Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate or limited liability company action on the part of the Parent and the Merger Sub.  This Agreement has been duly executed and delivered by each of the Parent and the Merger Sub and, assuming the due authorization, execution and delivery hereof by the other signatories hereto, constitutes the valid and binding obligation of each of the Parent and the Merger Sub enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

(b)  Non-Contravention.  The execution and delivery of this Agreement by each of the Parent and the Merger Sub does not, and the consummation of the transactions contemplated hereby will not, result in a Violation pursuant to any provisions of (i) the articles of incorporation, certificate of formation, by-laws, limited liability company operating agreement or similar governing documents, as applicable, of the Parent or the Merger Sub and (ii) subject to obtaining the Parent Required Statutory Approvals, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to the Parent or the Merger Sub or any of their respective properties or assets or (iii) any of the Financing Commitments (as defined below) or any of the definitive agreements relating to the Financings (as defined below) except in the case of clause (ii) for any such Violation which, individually or in the aggregate, would not reasonably be expected to result in a Parent Material Adverse Effect or to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(c)  Statutory Approvals.  Except as described in Section 5.2(c) of the Parent Disclosure Letter (the "Parent Required Statutory Approvals"), no declaration, report, filing or registration with, or notice to or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by the Parent or the Merger Sub, or the consummation by the Parent or the Merger Sub of the transactions contemplated hereby, except those that the failure of which to obtain, individually or in the aggregate, would not reasonably be expected to result in a Parent Material Adverse Effect (it being understood that references in this Agreement to "obtaining" such Parent Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notices; obtaining such authorizations, consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law) or to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(d)  Compliance.  Neither the Parent nor the Merger Sub is under investigation with respect to any violation of, or has been given notice of or been charged with any violation of, any law, statute, order, award, rule, regulation, ordinance or judgment of any Governmental Authority, except for any such violations which, individually or in the aggregate, would not reasonably be expected to result in a Parent Material Adverse Effect or to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.  Each of the Parent and the Merger Sub have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted except those that the absence of which, individually or in the aggregate, would not reasonably be expected to result in a Parent Material Adverse Effect or to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.  Neither the Parent nor the Merger Sub is in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, would reasonably be expected to result in a default by the Parent or the Merger Sub under (i) their respective articles of incorporation, certificate of formation, by-laws, limited liability company agreement or similar governing documents, as applicable, or (ii) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which they are respectively a party or by which the Parent or the Merger Sub is bound or to which any of their respective property is subject, except for possible violations, breaches or defaults which, individually or in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect, prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

Section 5.3  No Prior Activities.  Except in connection with its organization, incorporation, capitalization or negotiation and consummation of this Agreement, the Financing Commitments (as defined in Section 5.6), and the transactions contemplated hereby and thereby, neither the Parent nor the Merger Sub has incurred any obligation or liability or engaged in any business or activity of any type or kind whatsoever and each of the Parent and the Merger Sub has conducted and will conduct its respective operations only as contemplated hereby and thereby.  The Parent has no Subsidiaries other than Padua Intermediate and the Merger Sub.  Except for the Financings, there are no notes, bonds, mortgages, indentures, deeds of trust, or other debt instruments to which the Parent or the Merger Sub is a party or by which the Parent or the Merger Sub or any of their respective properties or assets are bound.

Section 5.4  Litigation.  There are no pending or, to the knowledge of the Parent or the Merger Sub, threatened claims, suits, actions or proceedings before any court, governmental department, commission, agency, instrumentality or authority or any arbitrator, nor are there, to the knowledge of the Parent and the Merger Sub, any investigations or reviews by any court, governmental department, commission, agency, instrumentality or authority or any arbitrator pending or threatened against, relating to or affecting the Parent or the Merger Sub which, individually or in the aggregate, have resulted in or would reasonably be expected to result in a Parent Material Adverse Effect or to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement, and there are no judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to the Parent or the Merger Sub except for such that, individually or in the aggregate, have not resulted in or would not reasonably be expected to result in a Parent Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

Section 5.5  No Vote Required.  Except for votes that have been obtained as of the date hereof, no vote of the holders of any class or series of the capital stock of the Parent or the Merger Sub is necessary to approve this Agreement, the Merger or any of the other transactions contemplated hereby.

Section 5.6  Financing.  The Financing Commitments (as defined below) are sufficient (i) to pay the aggregate Merger Consideration (and any repayment or refinancing of debt contemplated by this Agreement or the Financing Commitments) in accordance with Article II hereof and to consummate the Merger and the other transactions contemplated hereby, and (ii) to pay all fees and expenses and any other amounts required to be paid by the Parent and the Merger Sub in connection with the transactions contemplated by this Agreement.  The Parent has delivered to the Company true and complete copies of (i) each commitment letter, dated as of the date hereof, between the Parent and the bank or banks identified in the commitment letters delivered to the Company prior to the date of this Agreement (each such bank or banks, the "Lender") (all such letters, collectively, the "Debt Financing Commitment"), pursuant to which the Lender has committed, subject to the terms thereof, to lend the amounts set forth therein (the "Debt Financing"), and (ii) the Commitment Agreement, dated as of the date hereof, among Parent, Padua Intermediate and the members of Parent (the "Commitment Agreement" and together with the Debt Financing Commitment, the "Financing Commitments"), pursuant to which such parties have committed, subject to the terms thereof, to invest the cash amounts set forth therein (the "Investor Financing" and together with the Debt Financing, the "Financing").  Prior to the date of this Agreement, (i) none of the Financing Commitments have been amended or modified, and (ii) the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect.  The Financing Commitments are in full force and effect and are the legal, valid and binding obligations of the Parent and the Merger Sub and, to the knowledge of the Parent, of the other parties thereto.  Notwithstanding anything in this Agreement to the contrary, one or more Debt Financing Commitments may, in accordance with the provisions of this Agreement, be superseded at the option of the Parent after the date of this Agreement but prior to the Effective Time by instruments replacing existing Debt Financing Commitments that do not (a) expand upon the conditions precedent to the Financing as set forth in the Debt Financing Commitment and (b) do not otherwise prevent or delay the Closing or otherwise materially impair the consummation of the transactions contemplated hereunder (such instruments, the "New Debt Financing Commitments").  In such event, the term "Financing Commitments" as used herein shall be deemed to include the Financing Commitments that are not so superseded at the time in question and the New Debt Financing Commitments to the extent then in effect.  There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in or contemplated by the Financing Commitments.  As of the date hereof, no event has occurred that, with or without notice, lapse of time or both, would constitute a default on the part of the Parent or the Merger Sub under any of the Financing Commitments.  As of the date hereof, the Parent has no reason to believe that any of the conditions to the Financing contemplated by the Financing Commitments will not be satisfied or that the Financing will not be made available to the Parent on the Closing Date.

Section 5.7  Solvency.  As of the Effective Time, assuming (i) satisfaction of the conditions to the Parent's and the Merger Sub's obligation to consummate the Merger, or waiver of such conditions, (ii) the accuracy of the representations and warranties of the Company set forth in Article IV hereof (for such purposes, such representations and warranties shall be true and correct in all material respects without giving effect to any "knowledge," materiality or "Material Adverse Effect" qualification or exception) and (iii) estimates, projections or forecasts provided by the Company to the Parent prior to the date hereof have been prepared in good faith on assumptions that were and continue to be reasonable, and after giving effect to the transactions contemplated by this Agreement, including the Financing, and the payment of the Merger Consideration, any other repayment or refinancing of existing indebtedness contemplated in this Agreement or the Financing Commitments, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby, and payment of all related fees and expenses, each of the Parent and the Surviving Corporation will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated hereby.  For the purposes of this Agreement, the term "Solvent" when used with respect to the Parent and the Surviving Corporation, means that, as of any date of determination (a) the amount of the "fair saleable value" of the assets of the Parent and the Surviving Corporation will, as of such date, exceed (without duplication) (i) the value of all "liabilities of the Parent and the Surviving Corporation, including contingent and other liabilities," as of such date, as such quoted terms are generally determined in accordance with applicable federal Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of the Parent and the Surviving Corporation on their existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) the Parent and the Surviving Corporation will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which they intend to engage or propose to be engaged following the Closing Date, and (c) the Parent and the Surviving Corporation will be able to pay their liabilities, including contingent and other liabilities, as they mature.  For purposes of this definition, "not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged" and "able to pay its liabilities, including contingent and other liabilities, as they mature" means that the Parent and the Surviving Corporation will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

Section 5.8  Absence of Certain Agreements.  As of the date of this Agreement, neither the Parent nor any of its affiliates has entered into any agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any such agreement, arrangement or understanding (in each case, whether oral or written), pursuant to which: (i) any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any shareholder of the Company agrees to vote to approve this Agreement or the Merger or agrees to vote against any Superior Proposal; (ii) other than investment funds or other entities under common management with any of the members of the Parent, any third party has agreed to provide, directly or indirectly, equity capital (other than pursuant to the Commitment Agreement, pursuant to the Stock Purchase Agreement, or as set forth in Section 5.8 of the Parent Disclosure Letter) to the Parent or the Company to finance in whole or in part the Merger; or (iii) any current employee of the Company has agreed to remain as an employee of the Company or any of its Subsidiaries following the Effective Time.

Section 5.9  Ownership of Company Common Stock.  As of the date hereof, other than with respect to the Stock Purchase Agreement and the transactions contemplated thereby, neither the Parent, the Merger Sub nor any of their respective affiliates (as such term is defined in Rule 12b-2 under the Exchange Act, excluding for the purposes of this Section 5.9 officers and directors of the Parent and the Merger Sub) (i) beneficially owns (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of the Company.  With respect to Macquarie Bank Limited, this representation shall be limited to the knowledge of the Corporate Finance Division of Macquarie Securities (USA) Inc.

Section 5.10  Brokers and Finders.  The Parent has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except Macquarie Securities (USA) Inc., whose fees and expenses will be paid by the Parent in accordance with the Parent's agreement with such firm.

Section 5.11  No Additional Representations of Company and Company Subsidiaries.  The Parent and the Merger Sub acknowledge that none of the Company, any Company Subsidiary, their respective affiliates or any other Person acting on behalf of any of them has made (i) any representation or warranty, express or implied, including any implied representation or warranty as to the condition, merchantability, suitability or fitness for a particular purpose of any of the Assets (as defined below) of or held by the Company or any Company Subsidiary, or (ii) any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company, the Company Subsidiaries, any of their respective affiliates or businesses, in each case except as expressly set forth in this Agreement or as and to the extent required by this Agreement to be disclosed on the Company Disclosure Letter hereto.  The Parent and the Merger Sub further agree that none of the Company, any Company Subsidiary, their respective affiliates or any other Person acting on behalf of any of them will have or be subject to any liability, except in the case of fraud or as specifically set forth in this Agreement, to the Parent, the Merger Sub or any other Person resulting from the distribution to the Parent, for the Parent's use, of any information, document or material made available to the Parent in certain "data rooms" (whether electronic or otherwise), management presentations or any other form in expectation of the transactions contemplated by this Agreement.  As used in this Agreement, the term "Assets" shall mean all of the Company's and Company Subsidiaries' right, title and interest in and to the business, properties, assets and rights of any kind, whether tangible or intangible, real or personal, and constituting, or used in connection with, or related to, the business owned by the Company or a Company Subsidiary or in which the Company or a Company Subsidiary has any interest.

Section 5.12  No Other Representations of the Parent and the Merger Sub.  Except for the representations and warranties contained in this Article V, none of the Parent, the Merger Sub or any other Person acting on behalf of the Parent or the Merger Sub makes any representation or warranty, express or implied, regarding the Parent or the Merger Sub.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.1  Covenants of the Company.  After the date hereof and prior to the Effective Time or earlier termination of this Agreement, the Company agrees, each as to itself and to each of the Company Subsidiaries, (A) to conduct its business in a manner substantially consistent in all material respects with the assumptions regarding capital expenditures, refinancings and securities issuances set forth in Item 36 of Section 6.1 of the Company Disclosure Letter (the "Business Plan Assumptions ") which were used in the preparation of the business plan for the Company and its Subsidiaries dated as of the date hereof and delivered concurrently herewith to the Parent (the "Business Plan") (provided, however, that in doing so, the Company makes no representation or warranty that any projections set forth in, or results expected by, such business plan will be achieved nor does the Company covenant that it will ultimately achieve any such projections or expected results) and (B) as follows, except (i) as set forth in Section 6.1 of the Company Disclosure Letter, (ii) as otherwise expressly permitted by this Agreement, (iii) as contemplated by the Business Plan Assumptions, (iv) as may be reasonably responsive to requirements of applicable law, or (v) to the extent the Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld, conditioned or delayed:

(a)  the business of the Company and each Company Subsidiary shall be conducted in the ordinary and usual course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, the Company and each Company Subsidiary shall use their respective commercially reasonable efforts to preserve their business organizations intact, to maintain their existing relations and goodwill with customers, suppliers, creditors, regulators, lessors, employees and business associates and to maintain in effect all material governmental permits, franchises and other authorizations pursuant to which the Company or any Company Subsidiaries operate; provided, however, that the Company and/or wholly-owned, direct or indirect, Company Subsidiaries may enter into intercompany transactions and intercompany reorganizations that do not have adverse effects on the Company or such Company Subsidiaries (other than the fact that any such transaction or reorganization has taken place);

(b)  the Company shall not and shall cause the Company Subsidiaries not to (i) issue, sell, pledge, dispose of or encumber any capital stock owned by it in any of the Company Subsidiaries; (ii) amend its articles of incorporation, charter or by-laws; (iii) split, combine, subdivide or reclassify its outstanding shares of capital stock; (iv) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock other than regular quarterly cash dividends on Company Common Stock in amounts no greater than $0.25 per share per quarter (provided, however, that any such dividend for the quarter during which the Closing occurs shall be prorated based on the number of days from the immediately preceding dividend record date to the Closing Date) and dividends on any preferred stock of the Company or Puget Sound Energy; (v) repurchase, redeem or otherwise acquire (except for (A) mandatory sinking fund obligations existing on the date hereof, and (B) redemptions, purchases, acquisitions or issuances required by the respective terms of any Company Plan, in the ordinary course of the operation of such plans consistent with past practice), or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, or (vi) fund the Company's direct stock purchase and dividend reinvestment plan with authorized but unissued shares of Company Common Stock; provided, however, that this Section 6.1(b) shall not restrict any dividends from any wholly-owned, direct or indirect, Company Subsidiary nor shall it restrict the Company's ability to dissolve, liquidate or wind-up any wholly-owned, direct or indirect, Company Subsidiary that the Company deems to be no longer useful and the dissolution, liquidation or winding-up of which would not result in any adverse effect on the Company or any such Company Subsidiary (other than the fact that any such dissolution, liquidation or winding up has taken place); provided further, that if any Purchaser, as defined in the Stock Purchase Agreement, shall default with respect to its obligations thereunder, the Company shall be released from the restriction under Section 6.1(b)(i) hereof to the extent required to sell to any other Person the number of shares of Company Common Stock which were not purchased pursuant to the Stock Purchase Agreement;

(c)  neither the Company nor any Company Subsidiary shall (i) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any other property or assets (other than (A) shares issuable pursuant to options outstanding on the date hereof under the Company Plans and additional options or rights to acquire shares required by the terms of any Company Plan as in effect on the date hereof in the ordinary course of the operation of such Company Plan and (B) issuances of securities in connection with grants or awards of stock-based compensation made in accordance with Section 6.1(d) hereof); (ii) other than in the ordinary and usual course of business in amounts not in excess of $50 million in the aggregate, and except for (A) long-term indebtedness incurred in connection with the refinancing of existing indebtedness either at or shortly before its maturity or at a lower cost of funds, and (B) short term debt incurred under the Company's existing credit facilities, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any other material property or material assets (including capital stock of any Company Subsidiary) or incur, assume or modify any indebtedness or other material liability; or (iii) make any commitments for, make or authorize any capital expenditures in excess of 115% of budgeted amounts;

(d)  neither the Company nor any Company Subsidiary shall (x) terminate, establish, adopt, enter into, make any new grants or awards of stock-based compensation or other benefits under, amend or otherwise modify any Company Plan or increase the salary, wage, bonus or other compensation of any directors, officers or employees, except (i) for grants or awards to directors, officers and employees under existing Company Plans in such amounts and on such terms as are consistent with past practice, (ii) in the normal and usual course of business (which shall include normal periodic performance reviews and related plans and the provision of individual Company Plans consistent with past practice for newly hired, appointed, or promoted officers and employees and the adoption of Company Plans for employees of new Company Subsidiaries in amounts and on terms consistent with past practice) or (iii) for actions necessary to satisfy existing contractual obligations under Company Plans existing as of the date hereof, or as required by law or as required to bring any Company Plan into compliance with Section 409A; or (y) grant any new severance or termination pay not in existence on the date hereof or enter into any new severance agreement not in existence on the date hereof;

(e)  the Company shall, and shall cause the Company Subsidiaries to, maintain insurance in such amounts and against such risks and losses as are consistent in all material respects with the insurance maintained by the Company and the Company Subsidiaries as of the date hereof;

(f)  the Company shall not make or implement, and shall cause the Company Subsidiaries not to make or implement, any changes to the Company's or its Subsidiaries' rates or charges, standards of service or regulatory accounting or execute any agreement with respect thereto except (i) pursuant to routine filings made in the ordinary course of business consistent with past practice, provided that a general rate case will not be considered a routine filing for purposes of this Section 6.1(f), (ii) with respect to the filing of the proceeding at the WUTC expected to be initiated by Puget Sound Energy in December 2007 to increase or otherwise change rates, charges or revenue requirements for transmission, distribution or generation services (the "2007 WUTC Rate Case"); or (iii) as required by a Governmental Authority of competent jurisdiction.  The Company shall, and shall cause its Subsidiaries to, deliver to the Parent a copy of each such filing or agreement at least four (4) business days prior to (or as soon as reasonably practicable thereafter) the filing or execution thereof;

(g)  the Company shall not, and shall not cause or allow the Company Subsidiaries to, make or change any material Tax election, change or consent to any material change in the Company's or such Company Subsidiary's method of accounting for Tax purposes, settle or compromise any dispute, claim or assessment regarding a Tax liability, if the settlement or compromise of such dispute, claim or assessment could result in the payment (either currently or over time, including by way of increased Tax liability of the Company and/or any Company Subsidiary, regardless of whether the Company or any Company Subsidiary has losses to offset such increase) by the Company and/or any Company Subsidiary of $10 million individually or $20 million in the aggregate, file any material amended Tax Return, or, other than in the ordinary course of business, consistent with past practice, forego any material amount of Tax refund;

(h)  the Company shall not, and shall not cause or allow the Company Subsidiaries to, except as required by GAAP or FERC, change any accounting methods, principles or practices;

(i)  the Company shall not, and shall cause the Company Subsidiaries not to, enter into or assume any Contract that would have been a Material Contract had it been entered into prior to the date hereof, other than in the ordinary course of business consistent with past practice; and the Company shall not, and shall cause the Company Subsidiaries not to, amend, terminate or waive any rights under any Material Contract, or any Contract that would have been a Material Contract had it been entered into prior to the date hereof, other than in the ordinary course of business consistent with past practice; provided in each case that the Company and any Company Subsidiary shall be permitted to renew or replace any Material Contract with one or more Contracts on substantially similar terms at current market prices;

(j)  the Company shall not, and shall cause the Company Subsidiaries not to, waive, release, cancel, assign, settle or compromise any action, litigation, claim, arbitration or right, other than waivers, releases, cancellations, assignments, settlements or compromises that involve only the payment of monetary damages not in excess of $5 million individually or $25 million in the aggregate;

(k)  the Company shall not, and shall cause the Company Subsidiaries not to, (i) make or offer to make any acquisition, by means of a merger or otherwise, of any business, assets or securities (x) involving the payment in excess of $10 million individually or $25 million in the aggregate for all such payments, or (y) where such business, assets or securities do not primarily relate to the current business of the Company and the Company Subsidiaries or (ii) make any sale, lease, encumbrance or other disposition of assets or securities, involving receipt of consideration in excess of $10 million individually or $25 million in the aggregate for all such receipts; and

(l)  neither the Company nor any Company Subsidiary shall authorize or enter into an agreement to do any of the actions prohibited by the foregoing.

Section 6.2  Risk Management.  The Company will continue to follow the Company's Energy Risk Policy and Energy Supply Hedging and Optimization Procedures Manual, as approved on October 1, 2007 and effective on October 3, 2007 (collectively, the "Risk Management Policies") in respect of its Material Contracts and any new Material Contracts entered into after the date hereof.  In addition, the Company shall consult with the Parent prior to taking any action with respect to a Material Contract that is subject to the Risk Management Policies and generally in respect of activities subject to the Risk Management Policies; provided, however, that in connection with any such consultation, the Parent shall not be entitled to direct or manage any decisions or activities of the Company.  The Company shall afford a representative of the Parent an opportunity to observe in person or by telephone in all meetings of the Company's Energy Management Committee; provided, however, that in connection with any such observation, the Parent shall not be entitled to direct or manage any decisions or activities of the Company.

Section 6.3  Control of Other Party's Business.  Nothing contained in this Agreement shall give the Parent, directly or indirectly, the right to control or direct the Company's operations prior to the Effective Time.  Prior to the Effective Time, each of the Company and the Parent shall exercise, consistent with and in accordance with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1  Access to Company Information.  Upon reasonable advance notice, the Company shall, and shall cause the Company Subsidiaries to, afford to the officers, directors, employees, accountants, counsel, investment bankers, financial advisors and other representatives (collectively, "Representatives") of the Parent reasonable access during normal business hours throughout the period prior to the Effective Time, to all of its employees, properties, books, contracts, commitments and records (including, but not limited to, tax returns) and, during such period, the Company shall, and shall cause the Company Subsidiaries to, furnish promptly to the Parent and its Representative, (i) access to each report, schedule and other document filed or received by the Company or any of the Company Subsidiaries pursuant to the requirements of federal or state securities laws or filed with or sent to the SEC, FERC, the Department of Justice, the Federal Trade Commission or any other federal or state regulatory agency or commission and (ii) access to all information concerning the Company, the Company Subsidiaries, and their respective directors, officers and shareholders and such other matters as may be reasonably requested by the Parent or its Representatives in connection with any filings, applications or approvals required or contemplated by this Agreement or for any other reason related to the transactions contemplated by this Agreement; provided, however, that in no event shall the Company or any Company Subsidiary be obligated to provide any access or information if the Company or the Company Subsidiary reasonably determines, in good faith after consultation with counsel, that providing such access or information is likely to violate applicable law, cause either the Company or any Company Subsidiary to breach a confidentiality obligation to which it is bound or jeopardize any recognized privilege available to either the Company or any Company Subsidiary.  The Parent agrees to indemnify and hold the Company and the Company Subsidiaries harmless from any and all claims and liabilities, including costs and expenses for loss, injury to or death of any Representative of the Parent, and any damage to or destruction of any property owned by the Company or any of the Company Subsidiaries or others (including claims or liabilities for loss of use of any property) resulting from the action of any of the Representatives of the Parent (other than as directed by the Company or any Company Subsidiary or any of their respective Representatives) during any visit to the business or property sites of the Company or the Company Subsidiaries prior to the Closing Date, whether pursuant to this Section 7.1 or otherwise.  During any visit to the business or property sites of the Company or any of the Company Subsidiaries, the Parent shall, and shall cause its Representatives accessing such properties to, comply with all applicable laws and all of the Company's and the Company Subsidiaries' safety and security procedures and conduct itself in a manner that would not be reasonably expected to interfere with the operation, maintenance or repair of the assets of the Company or such Company Subsidiary.  Notwithstanding anything to the contrary herein, the Parent shall not have the right to conduct environmental sampling or testing on any of the properties of the Company or the Company Subsidiaries.  Each party shall, and shall cause its Subsidiaries and Representatives to, hold in strict confidence all documents and information concerning the other furnished to it in connection with the transactions contemplated by this Agreement in accordance with the Non-Disclosure Agreement, dated July 20, 2007, entered into by and between the Company and Macquarie Securities (USA) Inc. (the "Confidentiality Agreement").

Section 7.2  Proxy Statement.  The proxy statement and any amendment thereof or supplement thereto, to be sent to the shareholders of the Company in connection with the Merger (the "Proxy Statement") will comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder.  The Company will prepare and file with the SEC, as promptly as is reasonably practicable after the No-Shop Period Start Date, the Proxy Statement in a form that complies in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.  Each of the Parent and the Merger Sub shall furnish to the Company all information requested concerning itself which is reasonably required or customary for inclusion in the Proxy Statement including, without limitation, the form of articles of incorporation for the Surviving Corporation to be attached to the Articles of Merger.  The Company and the Parent each agrees to respond as promptly as is practicable to any comments of the SEC on the Proxy Statement and the Company agrees to mail the Proxy Statement to holders of Company Common Stock promptly after the Company learns that the Proxy Statement will not be reviewed or that the SEC staff has no further comments thereon.  The information provided by any party hereto for use in or incorporation by reference in the Proxy Statement shall be true and correct in all material respects, at the dates mailed to shareholders of the Company and at the time of the Company Meeting (as defined below), without omission of any material fact which is required to make such information not false or misleading.  No representation, covenant or agreement is made by any party hereto with respect to information supplied in writing by any other party specifically for inclusion in the Proxy Statement.  If at any time prior to the Effective Time any information relating to the Company, the Parent or the Merger Sub, or any of their respective affiliates, officers or directors, should be discovered by the Company, the Parent or the Merger Sub which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the shareholders of the Company.

Section 7.3  Regulatory Matters.

(a)  HSR Filings.  Each party hereto shall, as soon as reasonably practicable after the date hereof, file or cause to be filed with the Federal Trade Commission and the Department of Justice any notifications required to be filed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby.  Such parties will use their reasonable best efforts to respond on a timely basis to any requests for additional information made by either of such agencies.

(b)  Other Regulatory Approvals.  Each party hereto shall cooperate and use its reasonable best efforts to promptly prepare and file all necessary documentation, (including any material amendments thereto) to effect all necessary applications, notices, petitions, filings and other documents, and to use all commercially reasonable efforts to obtain all necessary permits, consents, approvals and authorizations of all Governmental Authorities necessary or advisable to obtain the Company Required Statutory Approvals and the Parent Required Statutory Approvals prior to the Initial Termination Date (as defined in Section 9.1(c)) (as the same may be extended hereunder); provided, however, that the Company and the Parent shall file the Company Required Statutory Approvals and the Parent Required Statutory Approvals, respectively, as promptly as is reasonably practicable after the date hereof, taking into account the efforts of the Company and the Representatives in accordance with Section 7.9(a).  The Parent and the Company shall file as promptly as practicable a joint voluntary notice in respect of the transactions contemplated hereby under Section 721 of the Defense Production Act of 1950 as amended by Section 5021 of the Omnibus Trade and Competitiveness Act of 1988, and as amended by The Foreign Investment National Security Act of 2007 ("Exon-Florio").  Each party hereto shall cooperate and use all commercially reasonable efforts to obtain as promptly as reasonably practicable all necessary permits, consents, approvals and authorizations of all Governmental Authorities necessary or advisable to obtain the Company Required Statutory Approvals and the Parent Required Statutory Approvals and under Exon-Florio.  Each party shall have the right to review a reasonable time in advance and to provide comments on any filing (including any material amendments thereto) made after the date hereof and until the Initial Termination Date (as the same may be extended hereunder) by the other party or a Subsidiary of any party with any Governmental Authority with respect to the Merger or the 2007 WUTC Rate Case and the party or Subsidiary making such filing shall give reasonable consideration to any changes suggested for such filing.  In addition, the Company shall consult with the Parent prior to making any regulatory filing (including any material amendments thereto) with the WUTC or FERC, except for routine filings made in the ordinary course of business consistent with past practice, provided that a general rate case will not be considered a routine filing for purposes of this Section 7.3(b), and provided that the Company will consult with the Parent regarding specific routine filings as reasonably requested by the Parent, and to keep the Parent reasonably informed about material developments and requests from the WUTC or FERC with respect to such filings; provided, however, that in connection with any such consultation the Parent shall not be entitled to direct or manage any decisions or activities of the Company.  The Parent agrees that if actions to maintain the credit ratings of Puget Sound Energy at current levels appear to be advisable that the Parent will endeavor to work with the Company and the Parent's members in good faith to procure the agreement of its members to take or approve commercially reasonable actions to maintain that rating.

(c)  The Company and the Parent each shall, upon request by the other, furnish the other with all true and accurate information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, or any other statement, filing, notice or application made by or on behalf of the Parent, the Company or any of their respective Subsidiaries to any Governmental Authority in connection with the Merger and the transactions contemplated by this Agreement.

(d)  The Company and the Parent each shall promptly provide the other party with copies of all filings made by any of the Company, the Parent or any of their Subsidiaries with any federal or state court, administrative agency, commission or other Governmental Authority in connection with this Agreement and the transactions contemplated hereby.  The Company and the Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of any notices or other communications received by the Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Authority with respect to the Merger and the other transactions contemplated by this Agreement.  The Company and the Parent each shall give prompt notice to the other of any change that would reasonably be expected to result in a Company Material Adverse Effect or Parent Material Adverse Effect, respectively.

(e)  In the event any claim, action, suit, investigation, legal or administrative proceeding is commenced by any Governmental Authority or Person (other than to the Company, the Parent or any of their Subsidiaries) that questions the validity or legality of this Agreement, or the Merger or the other transactions contemplated by this Agreement or claims damages in connection therewith, the Company and the Parent each agree to cooperate and use their reasonable best efforts to defend against and respond thereto.

(f)  The Company, the Parent and the Merger Sub agree (i) that the application submitted to the WUTC with respect to the Merger shall include the information concerning the Merger, the Company, the Parent and the Merger Sub required by Sections 480-143-120, 480-143-140 and 480-143-150 of the Washington Administrative Code, (ii) to include specific commitments and agreements in such application to implement the principles set forth in Exhibit B hereto, and (iii) that the initial application submitted to the WUTC with respect to the Merger and any amendment thereto shall only include such other agreements or commitments as agreed to by the Company, the Parent and the Merger Sub, in each case, whose consent to any such agreements or commitments shall not be unreasonably withheld, conditioned or delayed.  The Company agrees that it will not agree to, or accept, any additional or different agreements, commitments or conditions in connection with the Merger pursuant to any settlement or otherwise with the Staff of the WUTC or any other Person without the prior written consent of the Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

(g)  The Parent and the Merger Sub agree not to seek to acquire or acquire any regulated electric or gas distribution utility in the State of Washington, other than the transactions contemplated by this Agreement, that would present a significant risk of materially delaying or making it materially more difficult for the Parent, the Merger Sub or the Company to obtain the approval of the WUTC with respect to the transactions contemplated by this Agreement (any such acquisition, a "Contrary Action").

(h)  Notwithstanding any other provision of this Agreement, but subject to any obligation included in Exhibit B, in connection with the Parent's obligations set forth in this Section 7.3, the Parent and the Merger Sub shall not be required to cause any member of the Parent or any director, officer, employee, general partner, limited partner, member or manager of any member of the Parent, in each case in his, her or its individual capacity, to either (A) take any action, or undertake the divestiture of any asset, property or company that is not regulated by the WUTC and that would be material for a company the size of the Company or (B) restrict in any material respect the ability of any member of the Parent or any affiliate of any such member to exercise its rights of ownership with respect to its investment in the Parent, the Surviving Corporation or their Subsidiaries, other than, in accordance with the agreements and commitments set forth on Exhibit B, to provide responsive information required to make any submission or application to a Governmental Authority and to otherwise cooperate in connection with any such submission or application as is necessary and customary under the circumstances.

Section 7.4  Approval of the Company Shareholders.  The Company shall, as soon as reasonably practicable after the No-Shop Period Start Date, (i) take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the "Company Meeting") for the purpose of securing the Company Shareholders' Approval, (ii) distribute to its shareholders the Proxy Statement in accordance with applicable federal and state law and with its articles of incorporation and by-laws, (iii) subject to Section 7.9, recommend to its shareholders the approval of the Merger, this Agreement and the transactions contemplated hereby and (iv) cooperate and consult with the Parent with respect to each of the foregoing matters.

Section 7.5  Directors' and Officers' Indemnification.

(a)  Indemnification.  From and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer or director of the Company or any Company Subsidiary (each an "Indemnified Party" and collectively, the "Indemnified Parties") against (i) all losses, expenses (including reasonable attorney's fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time (and whether asserted or claimed prior to, at or after the Effective Time) to the extent that they are based on or arising out of the fact that such Person is or was a director, officer or employee of the Company or any Company Subsidiary (the "Indemnified Liabilities"), and (ii) all Indemnified Liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by this Agreement.  In the event of any such loss, expense, claim, damage or liability (whether or not asserted before the Effective Time), (i) the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Surviving Corporation, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request, reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the business corporation law of the Surviving Corporation's state of incorporation, (ii) the Surviving Corporation and the Indemnified Parties will cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the business corporation law of the Surviving Corporation's state of incorporation and the articles of incorporation or by-laws of the Surviving Corporation shall be made by independent counsel mutually acceptable to the Surviving Corporation and the Indemnified Party; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld).  The Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between positions of such Indemnified Party and any other Indemnified Party or Indemnified Parties.

(b)  Insurance.  The Parent shall cause the Surviving Corporation either (i) to maintain in effect for the six-year period commencing immediately after the Effective Time (and for so long thereafter as any claims brought before the end of such six-year period thereunder are being adjudicated) the Company's current directors' and officers' liability insurance (the "Existing D&O Coverage") covering acts or omissions occurring at or prior to the Effective Time with respect to those individuals who are as of the date hereof (and any additional individuals who prior to the Effective Time become) covered by the Company's directors' and officers' liability insurance policy on terms with respect to such coverage, and in amount, no less advantageous to the intended beneficiaries thereof than those of such policy in effect on the date hereof (or the Parent may cause the Surviving Corporation to substitute therefor policies, issued by reputable insurers, of at least the same coverage with respect to matters occurring prior to the Effective Time); provided that if the aggregate annual premiums for such insurance shall exceed two hundred per cent (200%) of the aggregate annual premiums paid by the Company as of the date hereof, then the Parent shall cause the Surviving Corporation to provide or cause to be provided a policy for the applicable individuals with the best coverage as shall then be available at an annual premium of two hundred per cent (200%) of the current aggregate annual premium or (ii) to purchase a six-year extended reporting period endorsement ("reporting tail coverage") under the Existing D&O Coverage, provided that such reporting tail coverage shall extend the director and officer liability coverage in force as of the date hereof from the Effective Time on terms, that in all material respects, are no less advantageous to the intended beneficiaries thereof than the existing directors' and officers' liability insurance.

(c)  Successors.  In the event the Surviving Corporation, the Parent or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case, proper provisions shall be made so that the successors, assigns and/or transferees of the Surviving Corporation or the Parent shall assume the obligations set forth in this Section 7.5; provided that this Section 7.5(c) shall no longer apply to the Parent if reporting tail coverage meeting the requirements of Section 7.5(b) shall have been purchased by the Surviving Corporation.

(d)  Survival of Indemnification.  To the fullest extent permitted by law, from and after the Effective Time, all rights to indemnification as of the date hereof in favor of the employees, agents, directors and officers of the Company, the Company Subsidiaries with respect to their activities as such prior to, on or after the Effective Time, as provided in their respective articles of incorporation and by-laws in effect on the date thereof, or otherwise in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six (6) years from the Effective Time, provided that, in the event any claim or claims are asserted or made within such survival period, all such rights to indemnification in respect to any claim or claims shall continue until final disposition of such claim or claims.

(e)  Benefit.  The provisions of this Section 7.5 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs, executors or administrators and his or her representatives.

Section 7.6  Public Announcements.  Except as may be required by law or by obligations pursuant to any listing agreement with or rules of any national securities exchange, the Company and the Parent shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement.  Each of the Company and the Parent will, to the extent practicable, provide the other, reasonably in advance of its use, with drafts of any press release or other widely disseminated presentation or other information, in each case relating to the Merger or material corporate and financial information relating to the Company, and give reasonable consideration to the comments of the other thereon.  In connection with the foregoing, the Company and the Parent may share any such drafts with their respective investors and Representatives provided that any such investors or Representatives are bound by an obligation to maintain the confidentiality of such information sufficient to satisfy the requirements of Regulation FD promulgated under the Securities Act.  Each of the Company and the Parent will advise the other in advance of the timing of any such press release, presentation or other information relating to the Merger and will provide the other with a final copy of the same simultaneously with its public release.

Section 7.7  Employee Agreements and Workforce Matters.

(a)  Certain Employee Agreements.  The Parent shall cause the Surviving Corporation and its Subsidiaries to honor, without modification, all collective bargaining agreements in effect as of the date hereof, and the Parent shall cause the Surviving Corporation and its Subsidiaries to honor all contracts and agreements of the parties in effect as of the date hereof that apply to any current or former employee or current or former director or consultant of the parties hereto; provided, however, that, except to the extent otherwise provided in Section 7.8, this undertaking is not intended to prevent the Surviving Corporation or any of its Subsidiaries from enforcing such contracts, agreements and collective bargaining agreements in accordance with their terms, including, without limitation, any reserved right to amend, modify, suspend, revoke or terminate any such contract, agreement, collective bargaining agreement or commitment, or portion thereof.

(b)  Workforce Matters.  Following the Effective Time, the Parent shall cause the Surviving Corporation and its Subsidiaries to act in accordance with all applicable collective bargaining agreements and all laws and regulations governing the employment relationship and termination thereof including, without limitation, the WARN Act and regulations promulgated thereunder, including, without limitation, the aggregation of employment losses thereunder, and any comparable state or local law.

Section 7.8  Employee Benefit Plans.

(a)  Continued Employment; Service Credit.  The Parent shall cause the Surviving Corporation to continue the employment of all employees of the Company and the Company Subsidiaries who were employees immediately prior to the Effective Time (the "Affected Employees") through the Effective Time.  The Parent shall cause all service under any Company Plan that was recognized, accrued or credited under such Company Plan through the Effective Time to continue to be recognized, accrued or credited for the same purpose(s) such service was recognized, accrued or credited immediately prior to the Effective Time under such Company Plan as of and following the Effective Time.  Subject to obligations under applicable law and applicable collective bargaining agreements, the Parent shall cause all Affected Employees to be credited with all service for the Company or the Company Subsidiaries (and all other service credited by the Company or the Company Subsidiary or the Company Plans), under (x) all employee benefit plans, programs and policies (if any) of the Parent or its direct or indirect Subsidiaries (including the Surviving Corporation) in which Affected Employees become eligible to participate on or after the Effective Time, for purposes of eligibility, vesting, benefit accrual and all other purposes (but not for purposes of benefit accrual under defined benefit pension plans or eligibility for early retirement under defined benefit pension plans and not to the extent crediting such service would result in duplication of benefits) and (y) any severance, vacation, sick leave, paid-time off or similar plans, programs or policies of the Parent or its direct or indirect Subsidiaries (including the Surviving Corporation) for purposes of determining the amount of each Affected Employee's benefits thereunder.  The Parent shall, and shall cause its direct and indirect Subsidiaries (including the Surviving Corporation), or shall use its reasonable efforts to cause its insurance carrier, to, (i) waive all limitations as to preexisting conditions exclusions and all waiting periods with respect to participation and coverage requirements applicable to each Affected Employee under any welfare benefit plan in which an Affected Employee becomes eligible to participate on or after the Effective Time, except to the extent of limitations or waiting periods that are already in effect under the Company Plans with respect to the Affected Employee as of the Effective Time and that have not been satisfied as of the Effective Time and (ii) credit each Affected Employee for any co-payments, deductibles and other out-of-pocket expenses paid prior to the Effective Time in satisfying any applicable deductible, co-payment or out-of-pocket requirements for the year in which the Effective Time occurs under any welfare plan in which the Affected Employee participates on and after the Effective Time.  Nothing in this Section 7.8 shall be deemed to create any third-party beneficiary or right of employment with respect to any Affected Employee.  Nothing contained in this Agreement shall constitute or be deemed to be an amendment to any Company Plan or any other compensation or benefit plan, program or arrangement of the Company or any Company Subsidiary.

(b)  Continuation of Benefits.  Subject to applicable law and obligations under applicable collective bargaining agreements, the Parent shall cause the Surviving Corporation to maintain for a period of at least one year after the Effective Time, without interruption, such employee compensation and benefit plans, programs and policies (other than the ESPP, and other than the Company's other stock or equity based plans and policies so long as any such other plans and policies are replaced with compensation, plans or policies of equivalent potential value) as will provide compensation and benefits to each Affected Employee that in the aggregate are substantially comparable to those provided pursuant to the Company Plans as in effect immediately prior to the Effective Time; provided, however, that the Parent shall, for one year following the Effective Time, continue (or cause the Surviving Corporation to continue) the Company's Involuntary Separation Plan for Non-Union Employees (the "Severance Policy") in full force and effect to the same extent that such Severance Policy is in effect on the date of this Agreement.  Except as required by applicable law, any applicable collective bargaining agreement or the proviso in the preceding sentence, nothing contained herein shall obligate the Parent, the Surviving Corporation or any of their affiliates to (i) maintain any particular Company Plan, (ii) maintain any particular type of Company Plan or (iii) retain the employment of any particular employee.

(c)  Severance and Change of Control Payments.  Promptly following the Closing, the Surviving Corporation shall make full and prompt payment of all severance and/or change of control payments due pursuant to the terms of all applicable severance agreements and/or change of control agreements listed on Section 4.10(j) of the Company Disclosure Letter to each applicable individual.

(d)  Communications.  Prior to making any material written communications to the directors, officers or employees of the Company or any of its Subsidiaries, or material oral communications to a group of directors, officers or employees, pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall provide the Parent with a copy of the intended communication, the Parent shall have a reasonable period of time to review and comment on the communication, and the Parent and the Company shall cooperate in providing any such mutually agreeable communication; provided that this Section 7.8(d) shall not apply to (i) any communications regarding the existing plans and benefits or modifications of the existing plans and benefits permitted by Section 6.1; and (ii) any communications that explain or describe the provisions of this Agreement or the effects thereof so long as such explanation or description is consistent with the provisions of this Agreement.

Section 7.9  Acquisition Proposals.

(a)  Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (PST) on December 10, 2007 (the "No-Shop Period Start Date"), the Company and the Company Subsidiaries and their respective Representatives shall have the right to directly or indirectly: (i) initiate, solicit and encourage Acquisition Proposals (as defined below) (or inquiries, proposals or offers or other efforts or attempts that may lead to an Acquisition Proposal), including by way of providing access to non-public information pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements (as defined below); provided that the Company shall promptly provide to the Parent any material non-public information concerning the Company or the Company Subsidiaries that is provided to any Person given such access which was not previously provided to the Parent or its Representatives; and (ii) enter into and maintain discussions or negotiations with respect to Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations.

(b)  Subject to Section 7.9(c), from the No-Shop Period Start Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article IX, the Company shall not, nor shall it permit any Company Subsidiaries to, nor shall it authorize or permit any of its Representatives to, directly or indirectly through another Person, (i) solicit, initiate or knowingly encourage (including by way of furnishing information except information relating to the existence of these provisions), or take any other action designed to facilitate, directly or indirectly, any inquiries or the making of any proposal or offer with respect to a merger, reorganization, tender offer, share exchange, consolidation or other transaction (x) relating to the direct or indirect acquisition or purchase of 20% or more of the assets of the Company and the Company Subsidiaries, on a consolidated basis, or to which 20% or more of the Company's revenues or earnings on a consolidated basis are attributable, or (y) that would result in a Person beneficially owning 20% or more of the equity securities of the Company, in each case, other than by the Parent or the Merger Sub (any such proposal or offer, being hereinafter referred to as an "Acquisition Proposal" and any such transaction or purchase being hereinafter referred to as an "Acquisition Transaction") or (ii) participate in any discussions (except as to the existence of these provisions) or negotiations relating to any Acquisition Proposal or Acquisition Transaction.  Subject to Section 7.9(c) and except with respect to any Excluded Party (as defined below), on the No-Shop Period Start Date the Company shall immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Persons conducted theretofore by the Company, the Company Subsidiaries or any of their respective Representatives with respect to any Acquisition Proposal.  Notwithstanding anything contained in this Section 7.9 to the contrary, any Excluded Party shall cease to be an Excluded Party for all purposes under this Agreement at such time as the Acquisition Proposal (as such Acquisition Proposal may be revised during the course of ongoing negotiations (in which event it may temporarily cease to satisfy the requirements of 7.9(c)), so long as such negotiations are ongoing) made by such party is withdrawn, terminated or does not constitute, and could not reasonably be expected to result in, a Superior Proposal (as defined below), as determined by the Board of Directors of the Company in good faith, after consultation with its financial advisors and outside counsel.  For purposes of this Agreement, an "Excluded Party" is a Person (or group of Persons that includes among its members one or more Persons who (x) were members of such group prior to the No-Shop Period Start Date and (y) collectively constitute at least 50% of the equity financing of such group at all times following the No-Shop Period Start Date and such group of Persons shall no longer be considered an Excluded Party for purposes of this Agreement if it does not meet the requirements of this parenthetical) from whom the Company has received a bona fide written Acquisition Proposal prior to the No-Shop Period Start Date which the Board of Directors of the Company determines in good faith, after consultation with its financial advisors and outside counsel, constitutes, or could reasonably be expected to result in a Superior Proposal (as defined below) as of the No-Shop Period Start Date, as determined no later than the No-Shop Period Start Date.

(c)  Notwithstanding anything to the contrary contained in Section 7.9(b) if at any time prior to securing the Company Shareholders' Approval, the Board of Directors of the Company determines in good faith, based on the advice of outside counsel, that it is necessary to do so to avoid a breach of its fiduciary duties under applicable law, the Company may, in response to an Acquisition Proposal which was not solicited by it or which did not otherwise result from a breach of this Section 7.9, and subject to the Company's compliance with Section 7.9(d), (A) furnish information with respect to it and the Company Subsidiaries to any Person pursuant to a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (an "Acceptable Confidentiality Agreement"); provided that the Company shall promptly provide to the Parent any material non-public information concerning the Company or the Company Subsidiaries that is provided to any such Person which was not previously provided to the Parent or its Representatives, and (B) participate in negotiations regarding such Acquisition Proposal.  Notwithstanding anything to the contrary contained in Section 7.9(b) or this Section 7.9(c), prior to obtaining the Company Shareholders' Approval, the Company shall be permitted to take the actions described in clauses (A) and (B) above with respect to any Excluded Party.  From and after the No-Shop Period Start Date, if the Company has received an Acquisition Proposal, promptly (and in any event within one business day) it shall advise Parent orally and in writing of such Acquisition Proposal, any request for information, and the material terms and conditions of such request or Acquisition Proposal and the identity of the Persons making such request or Acquisition Proposal, and shall keep the Parent reasonably informed of the status and details (including material amendments) of any such Acquisition Proposal.  Within one business day after the No-Shop Period Start Date, the Company shall notify the Parent of the names of the Excluded Parties, and shall provide a copy of any Acquisition Proposals made by such Excluded Parties (or, where no such copy is available, a description of such Acquisition Proposal).

(d)  Except as expressly permitted by this Section 7.9(d), neither the Board of Directors of the Company, nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the Parent, the approval or recommendation by such Board of Directors or such committee thereof of the Merger or the adoption and approval of the matters to be considered at the Company Meeting, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal other than the Merger, or (iii) cause or permit the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement or understanding (an "Acquisition Agreement") related to any Acquisition Proposal.  Notwithstanding the foregoing, in the event that there exists a Superior Proposal (as defined below), the Board of Directors of the Company may, prior to securing the Company Shareholders' Approval, subject to this and the following sentences of this Section 7.9(d), withdraw or modify its approval or recommendation of the Merger or the approval of the matters to be considered at the Company Meeting, and/or the Board of Directors of the Company may, prior to securing the Company Shareholders' Approval (subject to this and the following sentences of this Section 7.9(d)), approve or recommend such Superior Proposal or terminate this Agreement (and, subject to Article IX hereof, concurrently with such termination, if it so chooses to terminate, the Company shall enter into an Acquisition Agreement with respect to such Superior Proposal), but only if (i) the Company is not in material breach of the terms of this Agreement, (ii) the Company notifies the Parent in writing that it intends to enter into such an Acquisition Agreement, attaching such Acquisition Proposal to such notice, specifying any material terms and conditions of such Acquisition Agreement and identifying the party making the Superior Proposal, (iii) with respect to a Superior Proposal made by an Excluded Party (but only if the Board of Directors seeks to terminate this Agreement pursuant to this Section 7.9(d) after sixty (60) days following the date hereof), after taking into account any revised offer made by the Parent within 24 hours of receipt of written notification from the Company of the Company's intention to enter into such Acquisition Agreement, such proposal does not cease to be a Superior Proposal, and (iv) with respect to a Superior Proposal made by a Person other than an Excluded Party, after taking into account any revised offer made by the Parent within five (5) business days of receipt of written notification from the Company of the Company's intention to enter into such Acquisition Agreement, such proposal does not cease to be a Superior Proposal.  With respect to a Superior Proposal made by a Person other than an Excluded Party, the Company agrees (i) that it will not enter into a binding Acquisition Agreement referred to in clause (ii) above until at least the sixth business day after it has provided the notice to the Parent required hereby and (ii) to notify the Parent promptly, if its intention to enter into the written Acquisition Agreement referred to in its notification shall change at any time after giving such notification.  For purposes of this Agreement, a "Superior Proposal" means any bona fide written Acquisition Proposal on terms that the Board of Directors of the Company determines in its good faith judgment (x) (after receiving the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company's shareholders than the Merger and the transactions contemplated hereby, and (y) constitutes a transaction that is reasonably likely to be consummated on the terms proposed by the party making the proposal, in each case taking into account all legal, financial, regulatory and other aspects of the proposal; provided that for purposes of this definition of "Superior Proposal" the references to "20%" in the definition of Acquisition Proposal shall be deemed to be references to 50%.

(e)  Nothing in this Section 7.9 shall prohibit the Board of Directors of the Company from taking and disclosing to the Company's shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation MA promulgated under the Exchange Act, or other applicable law, if the Board of Directors of the Company determines, after consultation with outside counsel, that failure to so disclose such position could reasonably be expected to constitute a violation of applicable law and any such disclosure which would otherwise constitute a withdrawal, change or modification of the approval or recommendation of the Board of Directors of the Company, shall not be deemed to constitute such a withdrawal, change or modification with respect to the Merger for the purposes of Section 7.9(d) if the Board of Directors of the Company expressly publicly reaffirms its approval and recommendation of the Merger within five (5) business days after such communication.  In addition, it is understood and agreed that, for purposes of this Section 7.9, a factually accurate public statement by the Company that describes the Company's receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto and contains a "stop-look-and-listen communication" shall not constitute a withdrawal, change or modification of the approval or recommendation of the Board of Directors of the Company with respect to the Merger for the purposes of Section 7.9(d).

(f)  After the No-Shop Period Start Date, other than with respect to an Excluded Party, (i) the Company shall not, and shall cause each of the Company Subsidiaries not to, terminate, waive, amend or modify any provision of, or grant permission under, any standstill or confidentiality agreement to which it or any of the Company Subsidiaries is a party, and the Company shall, and shall cause the Company Subsidiaries to, enforce the provisions of any such agreement and (ii) the Company shall not redeem the rights under the Rights Agreement, amend the expiration date of the Rights Agreement, or amend the Rights Agreement in a manner that would permit any Person other than the Parent or the Merger Sub or their Affiliates or Associates (as such terms are defined in the Rights Agreement) to acquire 10% or more of the shares of Company Common Stock without becoming an "Acquiring Person" as such term is defined in the Rights Agreement; provided, however, that the Company may permit a proposal to be made under a standstill agreement and make such amendments to the Rights Agreement if it determines in good faith, after consultation with outside counsel, that such actions are necessary to comply with the fiduciary duties of the Board of Directors under applicable law.

Section 7.10  Post-Merger Operations.

(a)  Corporate Offices.  The Surviving Corporation shall maintain its operating headquarters and the operating headquarters of Puget Sound Energy in the Bellevue, Washington area for a period of at least five years following the Merger (unless required to relocate such headquarters as a result of a decision issued by the WUTC).

(b)  Corporate Contributions.  After the Effective Time and for a period of five years thereafter, the Surviving Corporation shall, either through Puget Sound Energy Foundation or otherwise, provide corporate contributions and community support in the State of Washington at levels substantially comparable to the levels of charitable contributions and community support provided by the Company in such region as set forth in the Company's budget for 2007.  Upon Closing, Parent will make a one-time contribution of $5 million to the Puget Sound Energy Foundation.

(c)  Board of Directors.  After the Effective Time, the board of directors of Puget Sound Energy and Parent shall each include the Chief Executive Officer of Puget Sound Energy, and at least one Independent Director.  For purposes of this Agreement, an "Independent Director" means a director who is neither an officer of the Company or Parent, nor a designee, stockholder, affiliate or associates (within the meaning of the United States federal securities laws) of Parent or any of the members of Parent.  The initial Independent Director shall be selected by the Parent, taking into consideration the recommendation of the Board of Directors of the Company prior to the Effective Time.

Section 7.11  Expenses.  Subject to Section 9.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses; provided, however, that the expenses incurred for experts, other than legal counsel, retained for the purpose of advising and supporting joint regulatory filings shall be shared equally by the Company and the Parent.

Section 7.12  Further Assurances.  Each party will, and will cause its Subsidiaries to, execute such further documents and instruments and take such further actions as may reasonably be requested by any other party in order to consummate the Merger in accordance with the terms hereof.

Section 7.13  Takeover Statutes.  If any "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation, including, without limitation, Sections 23B.19.010 et. seq. of the BCA (each, a "Takeover Statute") is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of the Parent and the Company and its Board of Directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize (to the greatest extent practicable) the effects of such Takeover Statute on such transactions.

Section 7.14  Financing.

(a)  Notwithstanding anything contained in this Agreement to the contrary, the Parent expressly acknowledges and agrees that the Parent's and the Merger Sub's obligations hereunder are not conditioned in any manner upon the Parent or the Merger Sub obtaining any financing.  The Parent shall keep the Company apprised of all material developments or changes relating to the Financing Commitments and the Financing contemplated thereby.  The failure, for any reason, of the Parent and the Merger Sub to have sufficient cash available on the Closing Date to pay the Merger Consideration in accordance with Article II hereof and/or the failure to so pay the Merger Consideration on the Closing Date shall constitute a willful and material breach of this Agreement.  In addition, for the avoidance of doubt, the existence of any conditions contained in the Financing Commitments or the Financing (including the Commitment Agreement) shall not constitute, nor be construed to constitute, a condition to the consummation of the transactions contemplated by this Agreement.

(b)  The Parent shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable to arrange, and close upon concurrently with the Closing, the Debt Financing on the terms and conditions described in or comparable to the Debt Financing Commitment (provided that the Parent may terminate and replace or amend the Debt Financing Commitment with a New Debt Financing Commitment or to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Financing Commitment as of the date hereof so long as the addition of such lenders, lead arrangers, bookrunners, syndication agents or similar entities does not otherwise prevent or delay the Closing or otherwise materially impair the consummation of the transactions contemplated hereunder) including using its reasonable best efforts to (i) maintain in effect the Debt Financing Commitment, (ii) satisfy on a timely basis all conditions applicable to the Parent or the Merger Sub to obtaining the Debt Financing, (iii) enter into definitive agreements with respect thereto on terms and conditions contemplated by the Debt Financing Commitment or any New Debt Financing Commitments or on other terms that would not adversely impact the ability of the Parent to consummate the transactions contemplated by this Agreement and (iv) consummate the Debt Financing at or prior to Closing.  If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Commitment, the Parent shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources in an amount sufficient to consummate the transaction contemplated by this Agreement as promptly as practicable following the occurrence of such event.  The Parent shall give the Company prompt notice of any material breach of the Debt Financing Commitment of which the Parent becomes aware or any termination of the Debt Financing Commitment.  The Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of the efforts to arrange the Debt Financing and provide copies of all documents related to the Debt Financing (other than any ancillary documents subject to confidentiality agreements) to the Company.

(c)  The Parent shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to arrange, and close upon concurrently with the Closing, the Investor Financing on the terms and conditions described in or comparable to the Commitment Agreement (provided that the Parent may, subject to the terms of the Commitment Agreement, terminate and replace or amend the Commitment Agreement to add investors who had not executed the Commitment Agreement as of the date hereof or otherwise so long as the terms would not adversely impact the ability of the Parent to consummate the transactions contemplated by this Agreement or otherwise prevent or materially delay or materially impair the consummation of the transactions contemplated hereby) including using its reasonable best efforts to (i) maintain in effect the Commitment Agreement, (ii) satisfy on a timely basis all conditions applicable to the Parent or the Merger Sub to obtaining the Investor Financing, (iii) enter into definitive agreements with respect thereto on terms and conditions contemplated by the Commitment Agreement or any replacement commitments or on other terms that would not prevent or materially delay the Closing or adversely impact the ability of the Parent to consummate the transactions contemplated by this Agreement and (iv) consummate the Investor Financing at or prior to Closing.  If any portion of the Investor Financing becomes unavailable on the terms and conditions contemplated in the Commitment Agreement, the Parent shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources in an amount sufficient to consummate the transaction contemplated by this Agreement as promptly as practicable following the occurrence of such event.  The Parent shall give the Company prompt notice of any material breach of the Commitment Agreement of which the Parent becomes aware or any termination of the Commitment Agreement.  The Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of the efforts to arrange the Investor Financing and provide copies of all documents related to the Investor Financing (other than any ancillary documents subject to confidentiality agreements) to the Company.

(d)  The Company shall, and shall cause the Company Subsidiaries to, at the Parent's sole expense (and provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and the Subsidiaries or require the Company to agree to pay any fees, reimburse any expenses or give any indemnities prior to the Effective Time for which it is not reimbursed or indemnified under this Agreement) use its and their reasonable best efforts to provide such cooperation as may be reasonably requested by the Parent in connection with the Financings, including using reasonable best efforts to (i) cause appropriate officers and employees to be available, on a customary basis and upon reasonable notice, to meet (including in Australia) with ratings agencies and prospective lenders and investors in presentations, meetings, and due diligence sessions, (ii) assist with the preparation of disclosure documents and other information reasonably requested by the Parent in connection therewith, (iii) provide financing sources with reasonable access to the properties, books and records of the Company and Company Subsidiaries, execute and deliver any customary pledge or security documents or other customary definitive financing documents and certificates as may be reasonably requested by the Parent, (iv) assist the Parent with the syndication efforts for the Debt Financing, and (v) direct its independent accountants and counsel to provide customary and reasonable assistance to the Parent.

Section 7.15  Rate Cases, Etc.  The Parent and the Merger Sub (x) acknowledge that the Puget Sound Energy, intends to initiate the 2007 WUTC Rate Case, and (y) agree that any effects relating to or resulting from the foregoing (including any filings made or proceedings brought by third parties in response to or in connection with the foregoing) shall neither result in a Company Material Adverse Effect nor otherwise affect the obligations of the Parent and the Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

Section 7.16  Transfer Taxes.  The Parent, the Merger Sub, the Company and the Surviving Corporation shall cooperate in the preparation, execution and filing of all Tax Returns, documents, affidavits and other filings relating to any stock transfer, state and local real estate transfer, state and local real estate excise, sales, use, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) ("Transfer Taxes") incurred in connection with the transactions contemplated by this Agreement, including, if applicable, supplying in a timely manner a complete list of all real property interests held by the Company that are located in Washington State and any information with respect to such property that is reasonably necessary to complete such filings.  Such Transfer Tax shall be paid by the Company or the Surviving Corporation without deduction or withholding of any amount from the Merger Consideration required to be paid pursuant to this Agreement with respect to the Company Common Stock and none of Parent, the Merger Sub, the Company or the Surviving Corporation shall take any actions or submit any filings that are inconsistent with or contrary to this provision.  The Parent, the Merger Sub, the Company and the Surviving Corporation shall take all reasonable actions to minimize the amount of any such Transfer Taxes.

Section 7.17  Certain Credit Facilities.  Each of the Company, the Parent and the Merger Sub agrees to cooperate and use its reasonable best efforts to terminate the Company's credit agreements set forth on Section 7.17 of the Company Disclosure Letter (the "Designated Credit Agreements") and in connection therewith, obtain the release of all Liens under the Designated Credit Agreements, and obtain the release of the Company and the Company Subsidiaries from all material liabilities and obligations under the Designated Credit Agreements and any related guarantees (other than obligations under any indemnification or similar provision that survives termination).

Section 7.18  Transition Committee.  As promptly as practicable after the date hereof, the Parent and the Company shall establish a transition committee (the "Transition Committee") consisting of two (2) representatives designated by each of the Company and the Parent.  The activities of the Transition Committee shall include the development of regulatory plans and proposals, the facilitation of the transfer of information between the parties and other matters as the Transition Committee deems appropriate.  At all times after the date of this Agreement until the Effective Time (or the earlier termination of this Agreement), there shall be one representative of the Parent on the Transition Committee that shall be designated by the Parent as the primary contact person for the Company at the Parent (the "Parent Contact").  In the event that the Company elects to request that the Parent consent to any action or matter involving the Company or any of the Company Subsidiaries as is contemplated by Section 6.1(B)(v), the Company shall make all such requests to the Parent Contact, and the Parent agrees that it will use its reasonable best efforts to cause the Parent Contact to respond as promptly as practicable to any such request, taking into account the nature of the request, the circumstances under which the request is made and the timing indicated in the request.  The Parent Contact shall initially be Chris Leslie, and may be changed by the Parent from time to time by written notice from the Parent to the Company.

ARTICLE VIII

CONDITIONS

Section 8.1  Conditions to Each Party's Obligation to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions, except, to the extent permitted by applicable law, that such conditions may be waived in writing pursuant to Section 9.5 by the joint action of the parties hereto:

(a)  Shareholder Approval.  The Company Shareholders' Approval shall have been obtained.

(b)  No Injunction.  No temporary restraining order or preliminary or permanent injunction or other order by any court of competent jurisdiction preventing consummation of the Merger shall have been issued and be continuing in effect, and the Merger and the other transactions contemplated hereby shall not have been prohibited under any applicable federal or state law or regulation.

(c)  Statutory Approvals.  The Company Required Statutory Approvals and the Parent Required Statutory Approvals shall have been obtained (including any applicable waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired) at or prior to the Effective Time and such approvals shall have become Final Orders (as defined below).  A "Final Order" means action by the relevant regulatory authority which has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by law, regulation or order have been satisfied.

Section 8.2  Conditions to Obligation of the Parent to Effect the Merger.  The obligation of the Parent and the Merger Sub to effect the Merger shall be further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by the Parent in writing pursuant to Section 9.5:

(a)  Performance of Obligations of the Company.  The Company (and/or its appropriate Subsidiaries) will have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement which are required to be performed by it at or prior to the Effective Time.

(b)  Representations and Warranties.  The representations and warranties of the Company set forth in Sections 4.1, 4.3 and 4.4(a) shall be true and correct in all material respects as of the date hereof and the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time which only need to be true and correct as of such date or time).  All other representations and warranties of the Company set forth in this Agreement (i) shall have been true and correct on and as of the date hereof and (ii) shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time which need only be true and correct as of such date or time) except in each of cases (i) and (ii) for such failures of representations or warranties to be true and correct (without giving effect to any materiality qualification or standard contained in any such representations and warranties) which, individually or in the aggregate, have not resulted in and would not reasonably be expected to result in a Company Material Adverse Effect.

(c)  Closing Certificates.  The Parent shall have received a certificate signed by an executive officer of the Company, dated the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied.

(d)  Company Material Adverse Effect.  No Company Material Adverse Effect shall have occurred that is continuing.

(e)  Company Required Consents.  The Company Required Consents set forth in Section 8.2(e) of the Company Disclosure Letter shall have been obtained and all other Company Required Consents, the failure of which to obtain would individually or in the aggregate have a Company Material Adverse Effect, shall have been obtained.

(f)  Exon-Florio.  Review and investigation of the Merger under Exon-Florio shall have been terminated and either the President of the United States or the Committee on Foreign Investment in the United States (or other authority that may become authorized to so act), as the case may be, shall have determined to take no action authorized thereunder.

(g)  Statutory Approvals. The Company Required Statutory Approvals shall have been obtained and shall have become Final Orders, and such Final Orders shall not, individually or in the aggregate, (i) impose terms, conditions, liabilities, obligations, commitments or sanctions upon the Company or any of the Company Subsidiaries, Parent or the members of Parent or any of their respective affiliates, taken individually or as a whole, that would reasonably be expected to have a Company Material Adverse Effect; provided that solely for the purposes of clause (i) this Section 8.2(g), the definition of the term Company Material Adverse Effect shall be modified to mean a material adverse effect on the business, assets, liabilities, properties, financial condition or results of operations of an entity otherwise identical to the Company and the Company Subsidiaries, taken as a whole, but having only 50% of the business, assets, liabilities, properties, financial condition and operations of the Company and the Company Subsidiaries, taken as a whole, subject to all of the items excluded from the term Company Material Adverse Effect set forth in Section 4.1; provided further that the adverse effect of any such terms, conditions, liabilities, obligations, commitments or sanctions on the Parent, the members of the Parent or any of their respective affiliates imposed by a Final Order shall be considered in the determination as to whether a Final Order would reasonably be expected to have a Company Material Adverse Effect for purposes of this Section 8.2(g), as if such adverse effect had been imposed on the Company; or (ii) impose any term, condition, liability, obligation, commitment or sanction on any member of Parent or any of their respective affiliates that would either (A) require the divestiture of any asset, property or company that is not regulated by the WUTC and that would be material for a company the size of the Company or (B) restrict in any material respect the Parent's or such member's or affiliate's ability to exercise its rights of ownership with respect to its investment in the Parent, the Surviving Corporation or their Subsidiaries.

(h)  Opinions.  The Parent shall have received an opinion, dated as of the Closing Date, from outside counsel of the Company, which opinion may be subject to customary assumptions, qualification and exclusions and shall otherwise be in form and substance reasonably satisfactory to the Parent substantially to the effect that: (i) each of the Company and Puget Sound Energy has been duly incorporated and is a validly existing corporation under the laws of the State of Washington; (ii) the Company has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which the conduct of its business or the ownership or leasing of property requires such qualification, except where the failure so to qualify or to be in good standing would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect; (iii) the Company has all corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement; (iv) this Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles; (v) the execution and delivery by the Company of this Agreement does not, and the performance by the Company of its obligations hereunder will not, (w) violate the Company's articles of incorporation or by-laws, (x) result in a default under or breach of, or result in the creation or imposition of any Lien upon any property or assets of the Company or any of its Subsidiaries under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company and/or any of its Subsidiaries is a party or by which the Company and/or any of its Subsidiaries is bound or to which any of the property or assets of the Company and/or any of its Subsidiaries is subject and, in each case, that is filed as an exhibit to the Company's most recent Annual Report on Form 10-K at the time of Closing (except for such defaults, breaches, Liens that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect), or (y) violate any Washington State or Federal statute or any order, rule or regulation of any Washington State or Federal court or governmental agency or body having jurisdiction over the Company or any of its Subsidiaries or any of their properties or assets that, in each case, in the experience of such counsel, is normally applicable to transactions of the type contemplated by this Agreement and that, in the case of any orders issued with respect to the Company or any of its Subsidiaries, are known to such counsel; (vi) no consent, approval, authorization, order, filing, registration or qualification of or with any Washington State or Federal court or governmental agency or body is required for the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated by the Agreement except as set forth in the Company Disclosure Letter; and (vii) the Company is not, as of immediately prior to the Effective Time, an "investment company" as such term is defined in the Investment Company Act of 1940.

(i)  Dissenting Shares.  The holders of not more that 10% of the outstanding shares of Company Common Stock shall have given notice of their exercise of their right of dissent under Chapter 23B.13 of the BCA.

(j)  Credit Facilities.  At or prior to the Effective Time, the administrative agents under the Designated Credit Agreements shall have provided the Company with a "payoff" letter acknowledging that, subject to repayment of the aggregate principal amount outstanding under such credit agreements, together with all interest accrued thereon and any other fees or expenses payable thereunder, (i) such credit agreements shall be terminated, (ii) any and all Liens under such credit agreements related thereto shall be released and (iii) the Company and the Company Subsidiaries shall be released from any and all material liabilities and obligations under such credit agreements and any related guaranties (other than any obligations under any indemnification or similar provision that survives such termination); provided that the Parent shall not be entitled to rely on the condition set forth in this Section 8.2(j) if the failure of such condition to be satisfied results from the failure of the Parent and the Merger Sub to have sufficient funds to fulfill their obligations hereunder at the time of the Closing.

Section 8.3  Conditions to Obligation of the Company to Effect the Merger.  The obligation of the Company to effect the Merger shall be further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by the Company in writing pursuant to Section 9.5:

(a)  Performance of Obligations of the Parent and the Merger Sub.  The Parent (and/or its appropriate Subsidiaries) and the Merger Sub will have performed in all material respects their respective agreements and covenants contained in or contemplated by this Agreement which are required to be performed by them at or prior to the Effective Time.

(b)  Representations and Warranties.  The representations and warranties of the Parent and the Merger Sub set forth in Section 5.1 and Section 5.6 shall be true and correct in all material respects as of the date hereof and the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time which need only be true and correct as of such date or time).  All other representations and warranties of the Parent and the Merger Sub in this Agreement (i) shall have been true and correct on and as of the date hereof and (ii) shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time which need only be true and correct as of such date or time) except in each of cases (i) and (ii) for such failures of representations or warranties to be true and correct (without giving effect to any materiality qualification or standard contained in any such representations and warranties) which, individually or in the aggregate, have not resulted in and would not reasonably be expected to result in a Parent Material Adverse Effect.

(c)  Closing Certificates.  The Company shall have received a certificate signed by an executive officer of the Parent, dated the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

(d)  Opinions.  The Company shall have received an opinion, dated as of the Closing Date, from outside counsel of the Parent, which opinion may be subject to customary assumptions, qualifications and exclusions and shall otherwise be in form and substance reasonably satisfactory to the Company substantially to the effect that: (i) each of the Parent and the Merger Sub has been duly incorporated or organized and is a validly existing corporation in good standing under the laws of its jurisdiction of incorporation or organization, as the case may be; (ii) each of the Parent and the Merger Sub has been duly qualified as a foreign corporation or limited liability company, as the case may be, for the transaction of business and is in good standing, to the extent applicable, under the laws of each other jurisdiction in which the conduct of its business or the ownership or leasing of property requires such qualification, except where the failure so to qualify or to be in good standing would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect; (iii) each of the Parent and the Merger Sub has all corporate or limited liability company power and authority necessary to execute, deliver and perform its obligations under this Agreement; (iv) this Agreement has been duly authorized, executed and delivered by each of the Parent and the Merger Sub and constitutes a valid and legally binding obligation of each of the Parent and the Merger Sub, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles; (v) the execution and delivery by each of the Parent and the Merger Sub of this Agreement does not, and the performance by each of the Parent and the Merger Sub of its obligations thereunder will not, (x) violate the articles of incorporation, certificate of formation, by-laws or limited liability company agreement, or (y) violate any Washington State, Delaware State or Federal statute or any order, rule or regulation of any Washington State, Delaware State or Federal court or governmental agency or body having jurisdiction over the Parent, the Merger Sub or any of their respective Subsidiaries or any of their properties or assets that, in each case, in the experience of such counsel, is normally applicable to transactions of the type contemplated by this Agreement and that, in the case of any orders issued with respect to the Parent, the Merger Sub or any of their respective Subsidiaries, are known to such counsel; (vi) no consent, approval, authorization, order, filing, registration or qualification of or with any court or governmental agency or body is required for the execution, delivery and performance by the Parent and the Merger Sub of this Agreement or the consummation by the Company of the transactions contemplated by this Agreement except such as have been obtained and are in effect; and (vii) neither the Parent nor the Merger Sub, solely after giving effect to the Merger, will be an "investment company" as such term is defined in the Investment Company Act of 1940.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.1  Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Shareholders' Approval contemplated by this Agreement:

(a)  by mutual written consent of the Company, the Parent and the Merger Sub by action by their respective Boards of Directors or Board of Managers, as applicable;

(b)  by the Parent or the Company, by written notice to the other party, if any state or federal law, order, rule or regulation is adopted or issued, which has the effect, as supported by the written opinion of outside counsel for such party, of prohibiting the Merger or if any court of competent jurisdiction in the United States or any state shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, judgment or decree shall have become final and non-appealable;

(c)  by the Parent or the Company, by written notice to the other party, if the Effective Time shall not have occurred on or before October 25, 2008  (the "Initial Termination Date"); provided, however, that the right to terminate the Agreement under this Section 9.1(c) shall not be available to any party whose failure to fulfill any of its obligation under this Agreement shall have proximately contributed to the failure of the Effective Time to occur on or before such date, which, in the case of the Parent, shall include any Contrary Action by any member of the Parent or any affiliate of any such member; and provided, further, that if on the Initial Termination Date the conditions to the Closing set forth in Section 8.1(c), Section 8.2(e) and/or Section 8.2(g) shall not have been fulfilled but all other conditions to the Closing shall be fulfilled or shall be capable of being fulfilled, then the Initial Termination Date shall be extended to April 30, 2009;

(d)  by the Parent or the Company, by written notice to the other party, if the Company Shareholders' Approval shall not have been obtained at the duly held Company Meeting, including any adjournments thereof;

(e)  by the Parent, by written notice to the Company, if there shall have been any breach of any representation or warranty, or any such representation and warranty shall have become untrue and incapable of being cured prior to the Effective Time, or any breach of any covenant or agreement of the Company hereunder, such that a condition in Section 8.2 would not be satisfied, and such breach or condition is not curable or, if curable, shall not have been remedied within thirty (30) days after receipt by the Company of notice in writing from the Parent, specifying the nature of such breach and requesting that it be remedied or the Parent shall not have received adequate assurance of a cure of such breach within such thirty (30) day period;

(f)  by the Company, by written notice to the Parent, if there shall have been any breach of any representation or warranty, or any such representation and warranty shall have become untrue and incapable of being cured prior to the Effective Time, or any breach of any covenant or agreement of the Parent or the Merger Sub hereunder, including without limitation a breach pursuant to Section 10.12(b), such that a condition in Section 8.3 would not be satisfied, and such breach or condition is not curable or, if curable, shall not have been remedied (i) with respect to a breach of Section 7.3(g) or a breach pursuant to Section 10.12(b), within ten (10) business days after receipt by the Parent of notice in writing from the Company, specifying the nature of such breach and requesting that it be remedied, or (ii) in all other instances, within thirty (30) days after receipt by the Parent of notice in writing from the Company, specifying the nature of such breach and requesting that it be remedied or the Company shall not have received adequate assurance of a cure of such breach within such thirty (30) day period;

(g)  by the Parent, by written notice to the Company, if the Board of Directors of the Company or any committee thereof (i) shall withdraw or modify in any adverse manner its approval or recommendation of this Agreement or the Merger, (ii) shall approve or recommend or enter into an agreement for any acquisition of the Company or a material portion of its assets or any tender offer for shares of capital stock of the Company, in each case, by a party other than the Parent or an affiliate of the Parent, or (iii) shall resolve to take any of the actions specified in clauses (i) or (ii), or (iv) if the Company shall have breached in any material respect any of its obligations under Section 7.9 and such breach shall not have been remedied within ten (10) business days after receipt by the Company of notice in writing from the Parent, specifying the nature of such breach and requesting that it be remedied;

(h)  by the Company subject to and in accordance with the provisions of Section 7.9; and

(i)  by the Company if the Stock Purchase Agreement is terminated (except as a result of a breach by the Company of its obligations under the Stock Purchase Agreement) or the parties to the Stock Purchase Agreement (other than the Company) otherwise fail to consummate the transactions contemplated by the Stock Purchase Agreement upon the satisfaction or waiver by the party entitled to waive such a condition of all conditions to the consummation of such transactions (other than any conditions that by their nature are to be satisfied at such consummation); provided that the Company exercises its termination right pursuant to this Section 9.1(i) within five (5) business days of any such termination or failure to so consummate.

Section 9.2  Effect of Termination.  In the event of termination of this Agreement by either the Company or the Parent pursuant to Section 9.1, this Agreement shall become void and of no effect and there shall be no liability on the part of either the Company or the Parent or their respective officers or directors hereunder, except that Section 7.6, Section 7.11, this Section 9.2 and Section 9.3, the agreement contained in the last sentence of Section 7.1, and Article X shall survive the termination; provided, however, that nothing herein shall relieve any party hereto from any liability or damages resulting from any willful and material breach of this Agreement prior to termination, subject, however, to Sections 9.3(c) and 9.3(e) and the limitations contained therein.

Section 9.3  Termination Fee; Expenses.

(a)  Termination Fee.

(i)  If this Agreement is terminated by the Parent pursuant to Section 9.1(g) or by the Company pursuant to Section 9.1(h), then the Company shall immediately pay to the Parent a termination fee equal to (A) $30,000,000 in cash if such termination fee becomes payable in a circumstance in which the event giving rise to the right of termination is based on the submission of an Acquisition Proposal by an Excluded Party prior to the No-Shop Period Start Date or (B) $40,000,000 in cash in all other circumstances, in each case payable by wire transfer in same day funds; or

(ii)  if (A) this Agreement is terminated pursuant to Section 9.1(c), 9.1(d) or Section 9.1(e) at a time when an Acquisition Proposal has been made (and, in the case of a termination pursuant to (i) Section 9.1(d) or 9.1(e), not withdrawn at least ten (10) business days prior to the date the Agreement became terminable or (ii) Section 9.1(c), not withdrawn at least thirty (30) days prior to the date the Agreement became terminable), and (B) within twelve (12) months of such termination in the case of an Acquisition Proposal made by any party that executed a confidentiality agreement or received non-public information regarding the Company in connection with consideration of an Acquisition Proposal during the term of this Agreement, or within three (3) months of such termination in the case of an Acquisition Proposal from any other party, (x) the Company enters into a definitive agreement regarding an Acquisition Proposal, (y) becomes a subsidiary of the Person making such Acquisition Proposal or (z) consummates a transaction relating to such Acquisition Proposal, then the Company shall immediately pay to the Parent a termination fee equal to (1) $30,000,000 if such termination fee becomes payable in a circumstance in which the event giving rise thereto is based on the submission of an Acquisition Proposal by an Excluded Party prior to the No-Shop Period Start Date or (2) $40,000,000 in all other circumstances.

(b)  Payment of Expenses Following Termination.

(i)  If this Agreement is terminated pursuant to Section 9.1(e), then the Company shall promptly (but not later than five (5) business days after receiving notice of termination), pay to the Parent in cash payable by wire transfer in same day funds an amount equal to all documented out-of-pocket expenses and fees incurred by the Parent and its members (including, without limitation, fees and expenses payable to all legal, accounting, financial, and other professionals arising out of, in connection with or related to the transactions contemplated by this agreement), not in excess of $15,000,000.  In the event that any amounts are paid pursuant to this Section 9.3(b)(i), any termination fee payable pursuant to Section 9.3(a) shall be reduced by an amount equal to the amounts paid pursuant to this Section 9.3(b)(i).

(ii)  If this Agreement is terminated in circumstances where a fee is payable under Section 9.3(a), then contemporaneously with the payment of and in addition to such fee, the Company shall pay to the Parent in cash payable by wire transfer in same day funds an amount equal to all documented out-of-pocket expenses and fees incurred by the Parent and its members (including, without limitation, fees and expenses payable to all legal, accounting, financial, and other professionals arising out of, in connection with or related to the transactions contemplated by this agreement), not in excess of $10,000,000.

(c)  Business Interruption Fee.  In the event that (i) this Agreement is validly terminated by the Company pursuant to Section 9.1(f), including without limitation, as a result of Parent breaching its obligation to effect the Closing pursuant to Section 3.1 hereof or failing to satisfy its obligations pursuant to Article II hereof, and (ii) at the time of such termination there is no state of facts or circumstances (other than a state of facts or circumstances caused by a breach of the Parent's or Merger Sub's representations and warranties or covenants or agreements hereunder) that would cause the conditions set forth in Sections 8.1 and 8.2 not to be satisfied or capable of satisfaction (and a condition shall be deemed to be not capable of satisfaction, to the extent such condition has not been or could not be satisfied on or prior to the date of termination of this Agreement due to a breach of a representation, warranty, covenant or agreement hereof, if such breach is either (x) not curable or (y) if curable, is not cured within thirty (30) days after the earlier of (1) receipt by the Company of notice of such breach in writing from the Parent or (2) the date of termination of this Agreement) on or prior to the date of termination, then Parent shall cause to be paid $130,000,000 (the "Business Interruption Fee") to the Company.  Contemporaneously with such termination, in satisfaction of the Business Interruption Fee, the Company shall be entitled to immediately withdraw from the Escrow Account (the "Escrow Account" ) established pursuant to the Escrow Agreement dated of even date herewith by and among the Company, the Parent and The Bank of New York, as Escrow Agent, an amount equal to the Business Interruption Fee, in payment thereof.

(d)  Nature of Fees.  The parties agree that the agreements contained in this Section 9.3 are an integral part of the Merger and the other transactions contemplated hereby and constitute liquidated damages and not a penalty.  Subject to Section 10.12, the parties further agree that if one party is or becomes obligated to pay a termination fee or Business Interruption Fee pursuant to Section 9.3(a) or 9.3(c), respectively, as the case may be, the right to receive such termination fee or Business Interruption Fee (and, in the case of the Parent, together with the right to receive payment of expenses pursuant to Section 9.3(b)), as applicable, shall be the sole and exclusive remedy of the other party with respect to the facts and circumstances giving rise to such payment obligation under this Agreement or otherwise at law or in equity.  Notwithstanding anything to the contrary contained in this Section 9.3, if one party fails to promptly pay to the other any fee or expense due under Section 9.3(a), (b) or (c), in addition to any amounts paid or payable pursuant to such sections, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee from the date such fee was required to be paid at the prime rate as reported in the Wall Street Journal on the date such fee was required to be paid.

(e)  Maximum Recovery.  In no event shall the liability of the Parent and the Merger Sub arising out of or relating to any breaches of this Agreement exceed an aggregate amount equal to the amount of the Business Interruption Fee.

(f)  No Recourse.  Each of the Company, the Parent and the Merger Sub acknowledges and agrees that, other than pursuant to any agreement to which such Person is a party, it has no right of recovery against, and no liability shall attach to, the former, current or future stockholders, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees of the Company, the Parent or the Merger Sub or any former, current or future stockholder, director, officer, employee, general or limited partner, member, manager, affiliate, agent or assignee of any of the foregoing, whether by or through attempted piercing of the corporate, partnership or limited liability company veil, by or through a claim by or on behalf of the Company, the Parent or the Merger Sub against an affiliate, arising under, or in connection with, this Agreement or the transactions contemplated hereby or otherwise relating thereto, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise.

Section 9.4  Amendment.  This Agreement may be amended by the Boards of Directors or the Board of Managers, as applicable, of the parties hereto at any time before or after the Company Shareholders' Approval and prior to the Effective Time; provided, however, that after the Company Shareholders' Approval is obtained, no such amendment which under applicable law would require the further approval of the Company's shareholders shall be made without obtaining such approval.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 9.5  Waiver.  At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein, to the extent permitted by applicable law.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE X

GENERAL PROVISIONS

Section 10.1  Non-Survival; Effect of Representations and Warranties.  No representations or warranties in this Agreement shall survive the Effective Time.

Section 10.2  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given (a) when delivered personally, (b) when sent by reputable overnight courier service or (c) when telecopied or emailed (which is confirmed by copy sent within one business day by a reputable overnight courier service) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company, to

                Puget Energy, Inc.
                10885 NE 4th Street, Suite 1200
                Bellevue, Washington 98004
                Attn:  Senior Vice President and General Counsel
                Telecopy:  (425) 462-3300
                Telephone:  (425) 462-3005
                Email:  jennifer.o'connor@pse.com

with a copy to

Dewey & LeBoeuf LLP
1301 Avenue of the Americas
New York, New York  10019
Attn:  William S. Lamb, Esq.
           Frederick J. Lark, Esq.
Telecopy:  (212) 649-9425
Telephone:  (212) 424-8170
                Email:  blamb@dl.com
    fjlark@dl.com

and

if to the Parent or to the Merger Sub, to

Padua Holdings LLC
                Level 22, 125 West 55th Street
                New York, New York  10019
                Attn:  Chris Leslie
                Telecopy:  (212) 231-1828
                Telephone:  (212) 231-1686
                Email:  chris.leslie@macquarie.com

with a copy to:

                Latham & Watkins LLP
                53rd at Third
                883 Third Avenue
                New York, New York 10022
                Attn:  Edward Sonnenschein, Esq.
                   David Kurzweil, Esq.
                Telecopy:  (212) 751-4864
                Telephone:  (212) 906-1200
                Email:  ted.sonnenschein@lw.com
                    david.kurzweil@lw.com

Section 10.3  Entire Agreement.  This Agreement and the Stock Purchase Agreement are being entered into simultaneously but are separate transactions.  Except as expressly set forth in this Agreement, the provisions of the Stock Purchase Agreement are not intended to, and in no way, modify or supplement the terms of this Agreement.  This Agreement (including the documents and instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

Section 10.4  Severability.  Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

Section 10.5  Interpretation.  When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit of this Agreement, respectively, unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation," if they are not already followed by such words.

Section 10.6  Counterparts; Effect.  This Agreement may be executed by facsimile and in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

Section 10.7  No Third Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except for (a) rights of Indemnified Parties as set forth in Section 7.5, and (b) the right of the Company, on behalf of its shareholders, to pursue damages in the event of the Parent's or the Merger Sub's willful or knowing breach of this Agreement, which damages, together with any other amounts paid hereunder, shall be limited in amount as provided in Section 9.3, nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 10.8  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Washington without giving effect to the principles of conflicts of law thereof.

Section 10.9  Venue.  Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal or state court located in and for Seattle, Washington in the event any dispute arises out of this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it shall not bring any action relating to this Agreement in any court other than a federal or state court sitting in and for Seattle, Washington.

Section 10.10  Waiver of Jury Trial and Certain Damages.  EACH PARTY TO THIS AGREEMENT WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, (A) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND (B) WITHOUT LIMITATION TO SECTION 9.3, ANY RIGHT IT MAY HAVE TO RECEIVE DAMAGES FROM ANY OTHER PARTY BASED ON ANY THEORY OF LIABILITY FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL (INCLUDING LOST PROFITS) OR PUNITIVE DAMAGES.

Section 10.11  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto (whether by operation of law or otherwise) without the prior written consent of the other party; provided that, without the consent of the Company, the Parent may transfer or assign (including by way of a pledge), in whole or from time to time in part, all of its rights and obligations under this Agreement to one or more of its affiliates or to its lenders or other financing sources as collateral security so long as such transfer or assignment would not constitute a Contrary Action; provided that no such transfer or assignment will relieve the Parent of its obligations hereunder.  Upon any such permitted assignment, the references in this Agreement to the Parent shall also apply to any such assignee unless the context otherwise requires.

Section 10.12  Specific Enforcement; Certain Remedies.

(a)  The parties agree that irreparable damage would occur if any provision of this Agreement were not performed by the Company in accordance with the terms hereof and that, prior to the termination of this Agreement, the Parent and the Merger Sub shall be entitled to specific performance of the terms hereof.  The parties acknowledge that the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Parent or the Merger Sub or to otherwise enforce specifically the terms and provisions of this Agreement, provided that the Company shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Parent or the Merger Sub that would cause irreparable harm, and to enforce specifically the terms and provisions of this Agreement solely with respect to clause (v) to the lead-in to Section 6.1, the last sentence of Section 7.1, Section 7.3, Section 7.6 and Section 7.14; provided, further, that in no event shall the Company be entitled to any injunction or specific enforcement of the terms of this Agreement requiring the Parent or the Merger Sub to consummate the Merger or prohibiting the Parent or the Merger Sub from failing to consummate the Merger.

(b)  The parties agree that any Contrary Action that would result in a Parent Majority Group holding 20% or more of the equity interests in a Person proposing to acquire any regulated electric or gas distribution company in Washington State shall constitute a willful and material breach of this Agreement by the Parent, and that the Parent and the Merger Sub shall be liable for liabilities and damages resulting therefrom, subject to the limitations set forth in Section 9.3.  For purposes of this Section 10.12(b), "Parent Majority Group" shall mean any group of the direct or indirect equity investors in Parent (together with their affiliates, which in the case of any subsidiaries shall only refer to those entities of which such equity investor has Control), directly or indirectly, holding 20% or more of the equity interests in the Parent and "Control" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of securities, by contract or otherwise.

Section 10.13  Obligations of the Parent and of the Company.  Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.  Whenever this Agreement requires the Merger Sub to take any action, such requirements shall be deemed to include an undertaking on the part of the Parent to cause the Merger Sub to take such action.

IN WITNESS WHEREOF, the Company, the Parent and the Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

PUGET ENERGY, INC.

By:       /s/Stephen P. Reynolds
                                Name:  Stephen P. Reynolds
                                Title:  Chairman, President and CEO

PADUA HOLDINGS LLC

By:       /s/Christopher Leslie
                                Name:  Christopher Leslie
                                Title:    Authorized Signatory

PADUA INTERMEDIATE HOLDINGS INC.

By:       /s/Christopher Leslie
                                Name:  Christopher Leslie
                                Title:    Authorized Signatory

PADUA MERGER SUB INC.

By:       /s/Christopher Leslie
                                Name:  Christopher Leslie
                                Title:    Authorized Signatory

EXHIBIT A

ARTICLES OF MERGER

OF

PADUA MERGER SUB INC.
a Washington corporation

WITH AND INTO

PUGET ENERGY, INC.
a Washington corporation

Pursuant to Section 23B.11.050 of the Washington Business Corporation Act, Puget Energy, Inc., a Washington corporation (the “Surviving Corporation”), submits these Articles of Merger for filing:

1.           The Agreement and Plan of Merger (the “Merger Agreement”) by and among the Surviving Corporation, Padua Holdings LLC, a Delaware limited liability company, Padua Intermediate Holdings Inc., a Washington corporation, and Padua Merger Sub Inc., a Washington corporation (the “Merging Corporation”), dated as of October 25, 2007, contains the terms of a plan of merger as required by RCW 23B.11.010 (the “Plan of Merger”) and such Plan of Merger is set forth on the attached Attachment A.

2.           The Merger Agreement, inclusive of the Plan of Merger, was duly adopted and approved by the shareholders of the Surviving Corporation pursuant to Section 23B.11.030 of the Washington Business Corporation Act.

3.           The Merger Agreement, inclusive of the Plan of Merger, was duly adopted and approved by the sole shareholder of the Merging Corporation pursuant to Section 23B.11.030 of the Washington Business Corporation Act.

4.           The Merger shall become effective on the date, and as of the time, these Articles of Merger are filed with the Office of the Secretary of State of the State of Washington.

[remainder of page intentionally left blank]

ARTICLES OF MERGER-SIGNATURE PAGE

IN WITNESS WHEREOF, the undersigned have caused these Articles of Merger to be executed as of the __day of ________, _______.

PUGET ENERGY, INC. a Washington corporation By: _____________________________ [•]
[•]

PADUA MERGER SUB INC. a Washington corporation By: _____________________________ [•]
[•]

ATTACHMENT A TO ARTICLES OF MERGER

PLAN OF MERGER

OF

PADUA MERGER SUB INC., a Washington corporation
WITH AND INTO
PUGET ENERGY, INC., a Washington corporation

1.  The name of the corporation planning to merge is PADUA MERGER SUB INC., a Washington corporation (the “Merger Sub”) and the wholly-owned indirect subsidiary of PADUA HOLDINGS LLC, a Delaware limited liability company (the “Parent”), and the name of the corporation into which the Merger Sub is planning to merge is PUGET ENERGY, INC., a Washington corporation (the “Company”), which will be the surviving corporation (the “Surviving Corporation”) in the merger.

2.  The Board of Directors of each corporation deems it advisable and in the best interests of each corporation to merge the Merger Sub into the Company (the “Merger”), as authorized by the Washington Business Corporation Act (the “BCA”) and pursuant to the terms and conditions of this Plan of Merger.

3.  As of the effective time of the Merger (the “Effective Time”), by virtue of the Merger and without any action on the part of any holder of any of the capital stock of the Company or the Merger Sub:

(a)  Each share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) issued and outstanding as of the Effective Time (other than shares of Company Dissenting Common Stock (as defined in the Merger Agreement) and other than shares of Company Common Stock to be treated in accordance with Section 3(b) below), shall be cancelled and shall be converted into the right to receive cash in the amount of $30.00 per share.

(b)  Each share of Company Common Stock that is owned by the Parent or by any wholly owned Subsidiary (as defined in the Merger Agreement) of the Company or the Parent, in each case immediately prior to the Effective Time, shall remain outstanding and shall become that number of shares of common stock of the Surviving Corporation that bears the same ratio to the aggregate number of outstanding shares of the Surviving Corporation as the number of shares of Company Common Stock held by such entity bore to the aggregate number of outstanding shares of Company Common Stock immediately prior to the Effective Time.

(c)  Each share of common stock, par value $0.01 per share, of the Merger Sub issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding after the Merger as a share of the Surviving Corporation, which shall thereafter (together with the shares of common stock of the Surviving Corporation issued in accordance with Section 3(b) above) constitute all of the issued and outstanding shares of common stock of the Surviving Corporation.  No capital stock of the Merger Sub will be issued or used in the Merger.

4.  At the Effective Time, the separate existence of the Merger Sub shall cease and the Merger Sub shall be merged with and into the Company in accordance with the laws of the State of Washington.  The Company shall be the Surviving Corporation in the Merger, shall continue its corporate existence under the laws of the State of Washington and, following the Effective Time, the Company shall become a wholly-owned indirect subsidiary of the Parent and shall succeed to and assume all of the rights and obligations of the Merger Sub in accordance with the BCA.

5.  At the Effective Time, (a) the articles of incorporation of the Company in effect immediately prior to the Effective Time shall at the Effective Time be amended in their entirety to be the same as the articles of incorporation of the Merger Sub, as in effect immediately prior to the Effective Time, except that the name of the corporation shall be “Puget Energy, Inc.,” and as so amended in their entirety as set forth on Exhibit A hereto shall be the articles of incorporation of the Surviving Corporation until thereafter duly amended, (b) the bylaws of the Company shall, as of the Effective Time, be amended in their entirety to be the same as the bylaws of the Merger Sub in effect immediately prior to the Effective Time, except as to the name of the Surviving Corporation, which shall be “Puget Energy, Inc.,” and as so amended in their entirety shall by the bylaws of the Surviving Corporation until thereafter duly amended, and (c) the Merger shall have all of the effects provided by the BCA.

6.  At the Effective Time, each of the directors of the Company shall resign and the directors of the Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and the bylaws of the Surviving Corporation.  The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified.

7.  The complete Merger Agreement (as defined in the Articles of Merger) is available at the Company’s headquarters located at 10885 NE 4th Street, Suite 1200, Bellevue, Washington 98004, and is also available on the web site of the U.S. Securities and Exchange Commission at:  www.sec.gov.

EXHIBIT A TO PLAN OF MERGER

AMENDED

ARTICLES OF INCORPORATION

OF

PUGET ENERGY, INC.

EXHIBIT B

COMMITMENTS TO BE INCLUDED IN WUTC APPLICATION

Quality of Service

1.	Puget Sound Energy, Inc. and Padua Holdings LLC commit to continue the Service Quality measures currently in place for Puget Sound Energy, Inc.

Capital Requirements

2.
Padua Holdings LLC acknowledges Puget Sound Energy, Inc.’s need for significant amounts of capital to invest in its energy supply and delivery infrastructure and commits that meeting these capital requirements will be considered a high priority by the Boards of Padua Holdings LLC and Puget Sound Energy, Inc.

3.
Padua Holdings LLC will secure and provide at closing contractually committed credit facilities for Puget Sound Energy, Inc. and Puget Energy, Inc. of a term not less than three years, in an amount not less than $1.4 billion to support Puget Sound Energy, Inc.'s capital expenditure program as set forth in the summary of Puget Sound Energy, Inc.’s multi-year Business Plan, dated October 19, 2007.

Environmental, Renewable, Energy Efficiency

4.
Padua Holdings LLC acknowledges Puget Sound Energy, Inc.'s obligations under Washington's Renewable Portfolio Standard and commits to support Puget Sound Energy, Inc. with additional expertise and capital as necessary to enable Puget Sound Energy, Inc. to fulfill those obligations.

5.
Padua Holdings LLC commits to work with Puget Sound Energy, Inc. to acquire all renewable energy resources required by law and such other renewable energy resources as may from time to time be deemed advisable in accordance with its biennial integrated resource planning process.

6.	Padua Holdings LLC commits to and supports Puget Sound Energy, Inc.'s Greenhouse Gas and Carbon Policy contained in Puget Sound Energy, Inc.'s current Integrated Resource Plan.

7.
Padua Holdings LLC commits to and supports Puget Sound Energy, Inc.’s energy efficiency goals and objectives set forth in Puget Sound Energy, Inc.’s May 2007 Integrated Resource Plan and its ongoing collaborative efforts to expand and enhance them.

Ring-Fencing

8.
Within ninety (90) days of transaction closing, Puget Sound Energy, Inc. and Padua Holdings LLC will file a non-consolidation opinion with the Commission which concludes that the ring fencing provisions are sufficient that a bankruptcy court would not order the substantive consolidation of the assets and liabilities of Puget Sound Energy, Inc. with those of Puget Energy, Inc. or its affiliates or subsidiaries.

9.
Puget Sound Energy, Inc. will (i) maintain separate books and records; (ii) agree to prohibitions against loans or pledges of utility assets to Puget Energy, Inc. or Padua Holdings LLC without WUTC approval; and (iii) generally hold Puget Sound Energy, Inc. customers harmless from any business and financial risk exposures associated with Puget Energy, Inc., Padua Holdings LLC and its other affiliates.

Financial Integrity

10.
Puget Sound Energy, Inc. will maintain separate debt and preferred stock, if any.  Puget Sound Energy, Inc. will maintain its own corporate and debt credit rating, as well as ratings for long-term debt and preferred stock.

11.
Puget Sound Energy, Inc. will commit to a common equity ratio for Puget Sound Energy, Inc. of not less than 50% at closing, and not less than 44% thereafter except to the extent a lower equity ratio is established for ratemaking purposes by the WUTC.

Rate Treatment of Cost Savings

12.	Any net cost savings that may be achieved by Puget Sound Energy, Inc. as a result of the transaction will be reflected in subsequent rate proceedings, as such savings materialize.

Staffing, Management, Governance

13.	Padua Holdings LLC and Puget Sound Energy, Inc. commit that Puget Sound Energy, Inc. will honor its existing labor contracts.

14.	Puget Sound Energy, Inc. will maintain its current pension funding policy in accordance with sound actuarial practice.

15.
Puget Sound Energy, Inc. and Padua Holdings LLC will maintain staffing and presence in the communities in which Puget Sound Energy, Inc. operates at levels sufficient to maintain the provision of safe and reliable service and cost-effective operations.

16.	As part of this transaction, Padua Holdings LLC will seek to retain all current senior management of Puget Sound Energy, Inc.

17.
At least one director of Puget Energy, Inc. will be an independent director who is not a member, stockholder, director, officer, or employee of Padua Holdings LLC or its affiliates.   The CEO of Puget Sound Energy, Inc. will be a member of the board of Puget Energy, Inc.

Local Presence

18.
Puget Sound Energy, Inc. and Padua Holdings LLC commit that Puget Sound Energy, Inc. and Puget Energy, Inc. corporate headquarters will remain in the Bellevue, Washington area for a period of at least five years after closing (unless such headquarters are relocated as a result of a decision issued by the WUTC).

19.
Puget Sound Energy, Inc. and Puget Sound Energy Foundation will maintain its existing level of corporate contributions and community support in the state of Washington (as identified by Puget Sound Energy, Inc. for such region in its budget for 2007) for a period five years after closing.  Upon closing of this transaction, Padua Holdings LLC will make a one-time contribution of $5 million to the Puget Sound Energy Foundation.

Regulatory

20.
Padua Holdings LLC and Puget Sound Energy, Inc. will make reasonable commitments, consistent with recent WUTC merger orders, to provide access to Puget Sound Energy, Inc.’s books and records; access to financial information and filings; audit rights with respect to the documents supporting any costs that may be allocable to Puget Sound Energy, Inc.; and access to Puget Sound Energy, Inc.’s board minutes, audit reports, and information provided to credit rating agencies pertaining to Puget Sound Energy, Inc..

21.
Affiliate Transactions, Cross-Subsidization: Puget Sound Energy, Inc. agrees (i) to file cost allocation methodologies used to allocate Puget Energy, Inc. or Padua Holdings LLC-related costs to Puget Sound Energy, Inc.; (ii) to propose methods and standards for treatment of affiliate transactions; and (iii) that there will be no cross-subsidization by Puget Sound Energy, Inc. customers of unregulated activities.

22.
Transaction Costs:  Puget Sound Energy, Inc. and Padua Holdings LLC agree that there will be no recovery of legal and financial advisory fees associated with the transaction in rates and no recovery of the acquisition premium in rates.

Low-Income Assistance

23.	Puget Sound Energy, Inc. and Padua Holdings LLC commit to maintain existing low-income programs.

24.	Puget Sound Energy, Inc. and Padua Holdings LLC commit to continue to work with low-income agencies to address issues of low-income customers.